EXHIBIT 10.1

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (this “Agreement”) is made as of this 15th day of July, 2004 (the “Effective Date”), by and among (i) GOLF HOST RESORTS, INC., a Colorado corporation (“Borrower”), (ii) GOLF HOSTS, INC., a Florida corporation (“Guarantor”), (iii) GOLF HOST MANAGEMENT, INC., a Delaware corporation (“GH Management”), (iv) GOLF HOST CONDOMINIUM, INC., a Delaware corporation, (“Condo Inc.”), (v) GOLF HOST CONDOMINIUM, LLC, a Delaware limited liability company (“Condo LLC” and, together with Condo Inc., “Condo Owner”), (vi) GTA-IB, LLC, a Florida limited liability company (“GTA-IB”) and (vii) GOLF TRUST OF AMERICA, L.P., a Delaware limited partnership (“Lender”). GTA-IB, Lender and GTA Parent (defined below) shall be referred to collectively as “GTA” in this Agreement.

THE PARTIES TO THIS AGREEMENT enter into this Agreement on the basis of the following facts, intentions and understandings:

A.                                   Borrower has executed that certain Promissory Note (as it may have been extended, amended, restated, consolidated or modified from time to time the “Note”), dated as of June 20, 1997, payable to the order of Lender in the original principal amount of Seventy-Eight Million Nine Hundred Seventy-Five Thousand Dollars ($78,975,000), bearing interest and being payable as therein provided, and maturing on June 19, 2027.

B.                                     The loan (the “Loan”) evidenced by the Note is evidenced and secured by, among other things:

(1)                                  that certain Loan Agreement between Lender and Borrower dated June 20, 1997 (as it may have been extended, amended, restated, consolidated or modified from time to time the “Loan Agreement”);

(2)                                  that certain Mortgage, Security Agreement and Fixture Filing with Assignment of Rents (as it may have been extended, amended, restated, consolidated or modified from time to time, the “Mortgage”) dated as of June 20, 1997, recorded in the land records (the “Land Records”) of Pinellas County, Florida (“Pinellas County”), in Volume 9748 at Page 2292;

(3)                                  that certain Security Agreement (as it may have been extended, amended, restated, consolidated or modified from time to time, the “Security Agreement”) dated as of June 20, 1997;

(4)                                  those certain UCC-1 financing statements (as they may have been extended, amended, restated, consolidated or modified from time to time the “Financing Statements”) dated as of June 20, 1997, and filed (y) in the Land Records in Volume 9755 at Page 729, and (z) the offices of secretaries of state of Florida and Colorado;

(5)                                  that certain Payment and Performance Guaranty (as it may have been extended, amended, restated, consolidated or modified from time to time, the “Guaranty”) dated as of June 20, 1997, from Guarantor, an affiliate of Borrower, in favor of Lender; and

(6)                                  that certain Pledge Agreement (as it may have been extended, amended, restated, consolidated or modified from time to time, the “Pledge Agreement”) dated as of June 20, 1997, from Borrower in favor of Lender.

C.                                     The Note, the Loan Agreement, the Mortgage, the Security Agreement, the Financing Statements, the Guaranty, the Pledge Agreement and any and all other documents executed in connection with the Loan are referred to herein collectively as the “Loan Documents”.

D.                                    Condo Inc. is an affiliate of Borrower.  Condo LLC is an affiliate of the Borrower and is the owner of the Condo Property (as defined below), which Condo Property is subject to the lien of the Mortgage.

E.                                      Troon Golf LLC, a Delaware limited liability company (“Troon”), is currently the exclusive managing agent of the Innisbrook Golf Courses (as defined below) pursuant to that certain Golf Course Management Agreement, dated June 20, 1997, by and between Troon and Guarantor, which is currently being extended on a month to month basis (“Current Troon Agreement”).  Simultaneously herewith, Troon, Westin Management Company South, a Delaware corporation (“Westin” or “Resort Manager”) and GTA-IB (for certain limited purposes) are entering into that certain Facility Management Agreement dated as of the date hereof, with respect to the management of the Innisbrook Golf Courses from and after the Effective Date (the “Troon Management Agreement”).

F.                                      Westin is currently the managing agent of the Resort Property (as defined below) pursuant to that certain Management Contract dated as of May 7, 1997, by and between Westin Hotel Company, a Delaware corporation and an affiliate of Westin, and Borrower (“Current Management Contract”), which shall terminate on the effective date of the Westin Management Agreement (defined below).  Simultaneously herewith, Westin and GTA Innisbrook, LLC, a Delaware limited liability company and an affiliate of GTA-IB, are entering into that certain Management Agreement dated as of the date hereof with respect to the management of the Resort Property from and after the Effective Date (the “Westin Management Agreement”).

G.                                     Borrower is in default of its obligations under the Loan, inter alia, by reason of Borrower’s failure to make the payments due under the Loan on November 1, 2001, and all notice and cure periods related thereto have expired.  Lender accelerated the Loan by letter dated March 8, 2002.  Lender has the unrestricted right to exercise its enforcement remedies with respect to the Loan and the Property (as defined below).

H.                                    In order to avoid the expense and delay of a foreclosure and other legal proceedings by Lender, Lender and Borrower have agreed to attempt to settle all claims related to the Loan as provided in this Agreement, and Borrower has agreed to convey to GTA-IB, an affiliate of Lender, all of Borrower’s right, title and interest in and to the Property in accordance with the terms and conditions of this Agreement.

I.                                         Borrower and Lender have agreed on the Closing Date to reduce the carrying value of the Property (including, without limitation, all tangible and intangible Property and associated goodwill) on their respective balance sheets to Forty Four Million Two Hundred Thousand Dollars ($44,200,000), and to record a corresponding expense or income item, subject to the terms of this Agreement and Lender’s receipt of the Deeds and the Property, as described below, and Borrower’s, Guarantor’s, GH Management’s and Condo Owner’s performance of such parties’ respective obligations under this Agreement; provided, however, that (i) the Closing Date (defined below) shall occur on or before October 15, 2004, and (ii) Lender’s carrying value for the personal property does not exceed Three Million Dollars ($3,000,000).

NOW THEREFORE, in consideration of the foregoing premises, the covenants in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

Property

1.1.                              The Property.  Borrower, GH Management (to the extent applicable to the employment contracts), Condo Owner (to the extent applicable to the Condo Property), and Guarantor (to the extent applicable to the capital stock of Golf Host Securities, Inc., a Florida corporation (“GH Securities”)) agree to transfer, to GTA-IB or, at GTA-IB’s election at or prior to the closing, to any of its direct or indirect subsidiaries, and GTA-IB agrees to accept, or to cause such subsidiary to accept, as applicable, from Borrower, GH Management, Condo Owner and Guarantor, in accordance with the terms, covenants and conditions contained in this Agreement, all of the following property (collectively, the “Property”, and to the extent that any of the Property relates only to the Innisbrook Real Property (as defined below), and not to the Condo Property, then such Property shall herein be referred to as the “Resort Property”)

(a)                                  the real property described on Exhibit A-1 hereto (including, without limitation, all right, title and interest to all strips and gores of land therein) (the “Innisbrook Real Property”);

(b)                                 (i) those certain three (3) condominium properties located at the Innisbrook Resort and commonly known as Unit 301 in Building 15, Unit 104 in Building 20 and Unit 103 in Building 28 of the Innisbrook Condominium, (ii) that certain linen closet commonly described as Unit 115 in Building 28, each as more particularly described on Exhibit A-3 hereto and (iii) the right to all accrued but unpaid rental pool or other distributions relating to such units described in (i) (collectively, (i), (ii) and (iii) are referred to as the “Condo Property” and together with the Innisbrook Real Property, the “Real Property”);

(c)                                  all of the buildings, fixtures and other improvements now or hereafter located on the Real Property and all appurtenances thereto as listed on Exhibit A-4 attached hereto (collectively, the “Improvements”);

(d)                                 all tangible and intangible personal property and any and all warranties related thereto (collectively, the “Personal Property”) owned by Borrower, Guarantor, Condo Owner, or any of their affiliates or any person claiming by or through such parties and located at or used in connection with the maintenance, operation and/or management of the Real Property and the golf courses located thereon known as Copperhead, Island, and Highlands North and South Golf Courses (collectively, the “Innisbrook Golf Courses”);

(e)                                  all right, title and interest of Borrower and Condo Owner in, to and under the contracts and agreements, including, without limitation, any and all employment contracts relating to the Property, the rental pool agreements and that certain Westin Management Agreement described on Schedule 1.1(e) attached hereto (collectively the “Contracts”) entered into by Borrower or Condo Owner in connection with the operation and management of the Real Property;

(f)                                    all licenses (including, without limitation, liquor licenses), permits, certificates of occupancy and rights under permits, approvals, and allocations relating to the Real Property and the operation thereof and other similar documents described on Schedule 1.1(f) attached hereto (collectively, the “Permits”), as well as all keys, security codes, passwords and combinations to the Real Property, the Personal Property and the Improvements;

(g)                                 all surveys, plans, maps, specifications, drawings and other similar documents, relating to the Real Property (the “Plans and Specifications”);

(h)                                 all guarantees, permits and warranties issued in connection with (1) the construction, operation, use, improvement, alteration or repair of the Personal Property and the Improvements, and (2) the purchase or repair of any Personal Property or Improvements (the “Warranties and Guaranties”);

(i)                                     all of Borrower’s and Condo Owner’s right, title and interest with respect to any and all insurance policies with respect to the Property, including any proceeds or premium refunds payable thereunder (the “Insurance Policies”), provided that neither Borrower nor Condo Owner shall have any obligation to maintain any insurance with respect to the Property after the Closing Date;

(j)                                     all other rights and interests granted to Borrower or Condo Owner in connection with the Property, including, without limitation, any rights with respect to the name “Innisbrook” or “Innisbrook Resort,” including, without limitation, all trademarks, trade names, logos, or other intellectual property rights respecting such names  (the “Borrower Rights”);

(k)                                  all leases of all or any portion of the Personal Property described on Schedule 1.1(k) attached hereto (the “Personal Property Leases”);

(l)                                     all leases of any portion of the Real Property described on Schedule 1.1(l) attached hereto (the “Real Property Leases”);

(m)                               all of Borrower’s right, title and interest, and all of the right title and interest of certain affiliates of Borrower in those certain shares of common stock, limited partnership units and options to purchase common stock of Lender and Golf Trust of America, Inc., a Maryland corporation (the “GTA Parent”) described on Schedule 1.1(m) hereto (the “GTA Stock Interests”);

(n)                                 all of Guarantor’s and its affiliates’ direct or indirect ownership interest in GH Securities, as described on Schedule 1.1(n) hereto (the “GH Securities Stock Interests”), and in any other entity engaged in brokering the sale and re-sale of condominium units at the Property;

(o)                                 at GTA-IB’s election (which shall be made in writing by GTA-IB on or prior to the Closing Date), all of Borrower’s, Condo Owner’s, GH Management’s, Guarantor’s, and their respective affiliates’, right, title and interest in and to any and all shares, partnership interests and/or membership interests in any entity (1) with any ownership interest in the Property, and/or (2) that participates in the operation or maintenance of the Property, including, without limitation, Borrower, Condo Owner and GH Management;

(p)                                 all right, title and interest in and to that certain 0.6 acre Commercial Tract within Parcel J (sometimes called “Parcel J-4”) and contiguous to the Innisbrook Resort eastern gatehouse (such Commercial Tract, the “0.6 Acre”), subject to the terms of that certain lease (the “Parcel J-4 Lease”, a form of which is attached hereto as Exhibit A-5), which is to be entered into by and between Borrower and either: (i) Parcel F, L.L.C., a Florida limited liability corporation (“Bayfair”) (in which case, the Parcel J-4 Lease is hereby approved by Lender and GTA–IB pursuant to, and as part of, that certain Amended and Restated Agreement For Sale and Purchase of Real Property – Parcel F executed as of July 15, 2004, by and between Borrower and Bayfair, the “Original Bayfair Agreement”), or (ii) another purchaser of Parcel F (defined below) which purchaser meets the criteria set forth in Section 8.2(b) (in which case the Parcel J-4 Lease shall be approved by Lender and GTA-IB pursuant to an agreement for the purchase and sale of Parcel F entered into in accordance with this Agreement); such 0.6 Parcel is more particularly depicted on Exhibit A-6 attached hereto;

(q)                                 all right, title and interest in and to any and all vested rights of Borrower, Guarantor, GH Management and/or Condo Owner with respect to the development of 139 residential units (or such greater number of units, if any, to which such parties have vested rights to develop, including, without limitation, that number of residential units which equals the difference between (i) 400 residential units and (ii) the actual number constructed) in the event that fewer than 400 residential units are developed on Parcel F (defined below) (the “Unused Parcel F Units”) on the Real Property, and as such rights are more particularly described on Schedule 1.1 (q) attached hereto (the “Vested Rights”), including, without limitation, all determinations, hearings, judgments and settlements made by Pinellas County or any other governmental agency, entity or court; provided, however, in no event shall Parcel F (or the current or any future owner thereof) obtain any of the Vested Rights whatsoever;

(r)                                    all right, title and interest in and to any and all contractual, real property or other rights or benefits of Borrower, Guarantor, GH Management, Condo Owner or their respective affiliates that exist in any form relating to: (i) the Innisbrook Parcels J-1 and J-2 (as such properties are further described in that certain Agreement for Sale and Purchase of Real Property – Multi-Family Sites, last dated November 6, 2000 by and between Borrower and to CKT Development Co., a Florida corporation (“CKT”)) (“Parcels J-1 and J-2”), and (ii) the Innisbrook Parcel K (as such property is further described in that certain Agreement for Sale and Purchase of Real Property – Multi-Family Sites, dated June 19, 1998 by and between Borrower and CKT) (“Parcel K”), which contractual, real property or other rights or benefits are listed on Schedule 1.1(r) attached hereto (collectively, the “Parcel Rights”);

(s)                                  all right, title and interest in and to any and all contracts, real property or other rights or benefits of Borrower, Guarantor, GH Management, Condo Owner or their respective affiliates that exist in any form relating to any portion of that certain real property owned by Pinellas County, as such real property is described more particularly on Schedule 1.1(s)-1 attached hereto (the “Pinellas County Land”), which contracts, real property or other rights or benefits are set forth on Schedule 1.1(s)-2, including, without limitation, those certain easements (including, without limitation, the exclusive easement to and for the benefit of Borrower for the purposes of enabling Borrower to construct, operate, maintain, repair and replace a nine-hole golf course) and other rights set forth in the Agreement for Effluent Disposal, dated April 30, 1973, between Borrower and Pinellas County, as amended and/or restated, and as more particularly described on Schedule 6.1(jj)-2 attached hereto (all such all right, title and interest, collectively, the “Pinellas County Rights”);

(t)                                    all right, title and interest in and to any and all contracts, real property or other rights or benefits of Borrower, Guarantor, GH Management, Condo Owner or their respective affiliates that exist in any form relating to any portion of that certain real property which is owned (or previously owned) by Wall Springs Conservatory, Inc. and located adjacent to part of the Resort Property, as such real property is described more particularly on Schedule 1.1(t)-1 attached hereto (the “Wall Springs Land”), which contracts, real property or other rights or benefits are set forth on Schedule 1.1(t)-2, including, without limitation, those certain easements (including, without limitation, the easements over and across the Wall Springs Land relating to, among other matters, drainage matters, cart paths and utility installations) and other rights set forth in the Easements and Development Agreement dated February 11, 1997 by and between Golf Host Resorts Inc. and Wall Springs Conservatory, Inc., as amended and/or restated, and as more particularly described on Schedule 6.1(jj)-4 attached hereto (all such all right, title and interest, collectively, the “Wall Springs Rights”);

(u)                                 all right, title and interest in and to any judgments, settlements, liens, recoveries, damages, moneys, property or other value received by Borrower, Guarantor, GH Management or Condo Owner, or their respective affiliates, resulting from any resolution, settlement, or dismissal of any of the “Klosterman Road” litigation more particularly described on Schedule 1.1(u)) attached hereto (“Klosterman Litigation”) or in any way resulting from the claims brought in connection with any of the Klosterman Litigation (such right, title and interest, collectively, the “Klosterman Litigation Interest”); and

(v)                                 any other right, title and interest in and to any and all real or personal property or contract or other rights or benefits of Borrower, Guarantor, GH Management, Condo Owner, or their respective affiliates, in any way relating to the Property or the use of the Property.

ARTICLE II

Releases

2.1.                              Releases.  On the Closing Date (as defined below), (i) GTA-IB shall deliver to Borrower and Guarantor a duly executed release by Lender in favor of Borrower and Guarantor in the form attached hereto as Exhibit B-1 (the “Borrower Release”), and (ii) Borrower, Guarantor and any other guarantors shall deliver to GTA-IB a release of Lender in the form attached hereto as Exhibit B-2 (the “Lender Release”; Borrower Release and the Lender Release, collectively the “Releases”).

ARTICLE III

Closing of Transfer; Conditions to Closing

3.1.                              Place and Date.  The closing under this Agreement and the transfer of the Property and other rights contemplated hereunder shall be completed in accordance with the terms and conditions contained in this Agreement and shall occur at the offices of O’Melveny & Myers LLP, 275 Battery Street, Suite 2600, San Francisco, California, or at the offices of GTA-IB’s local Florida counsel, as GTA-IB shall elect, on or before July 15, 2004, with an effective date of 12:01 a.m. (ET) on  July 15, 2004 (the “Closing Date”), as the Closing Date may be extended by the mutual written agreement of the parties hereto, but in no case may extend past July 15, 2004.  Until such time as the Closing Date has occurred and the transactions contemplated by this Agreement have closed (other than those that are, pursuant to the express terms hereof, to occur following the Closing Date), nothing contained in this Agreement shall in any way restrict or modify the rights or obligations of either Lender or Borrower, including, without limitation, Lender’s right or ability to pursue any and all judicial or non-judicial remedies and/or relief that may be available to Lender as a result of Borrower’s default under the Loan.  The parties understand for income tax purposes that this overall transaction will be treated as a deemed sale of the Property by the Borrower to the Lender in exchange for release of all amounts owed by the Borrower to the Lender under the Loan.

3.2.                              Failure of Conditions Precedent.  If, for any reason, except for such party’s breach of this Agreement, a condition precedent to a party’s obligation to close hereunder has not been satisfied on or before the Closing Date, then such party, in its sole discretion, may by written notice to the other party:  (i) waive such condition and proceed to close; (ii) extend the Closing Date to a date provided in such written notice; or (iii) terminate this Agreement.  In the event of a termination of this Agreement as provided above, Lender may proceed to exercise or renew the exercise of all of the rights and remedies held by Lender under the Loan Documents and applicable law.  Borrower hereby acknowledges and agrees that nothing contained in this Agreement shall be deemed a waiver of any of Lender’s rights or remedies against Borrower or Guarantor under the Loan Documents or under applicable law unless and until the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement (other than those transactions that, pursuant to the terms of this Agreement, are to occur after the Closing Date).

3.3.                              GTA-IB’s Conditions to Closing.  GTA-IB and Lender’s respective obligations to consummate the transactions contemplated under this Agreement shall be conditioned upon the following:

(a)                                  all of Borrower’s, Guarantor’s, GH Management’s and Condo Owner’s representations and warranties contained in this Agreement shall be true and correct as of the Effective Date and as of the Closing Date (as if made on the Closing Date);

(b)                                 Borrower, Condo Owner and such other affiliates of Borrower as shall be necessary in order to transfer the GTA Stock Interests shall have executed and delivered to GTA-IB each of the Conveyance Documents (as defined below), as applicable to such party;

(c)                                  Borrower and Guarantor shall have delivered to GTA-IB a true, correct and complete Closing Balance Sheet (as defined in Section 7.2), in form and substance satisfactory to GTA-IB, in its sole discretion;

(d)                                 Borrower shall have executed and delivered to GTA-IB a certificate verifying that, as of the Closing Date: (i) the representations and warranties of Borrower, Guarantor, GH Management and Condo Owner in this Agreement are true, correct and complete, as if made on and as of the Closing Date, and each of Borrower, Guarantor, GH Management and Condo Owner has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date; (ii) the Closing Date Balance Sheet is true, correct and complete in all respects, including, without limitation, with respect to the assets and liabilities of Borrower and the Property, other than with respect to minor, non-material adjustments not to exceed Twenty Thousand Dollars ($20,000) in the aggregate; and (iii) the amount of real property taxes and real property tax appeal consequences (including, without limitation, all related reasonably and actually incurred legal fees, penalties, interest and other directly related reasonably and actually incurred third-party costs, which amounts shall not exceed, in the aggregate, One Million Thirty Thousand Nine Hundred Dollars ($1,030,900) respecting the Property which have accrued or become payable as of the Closing Date;

(e)                                  each of Guarantor, GH Management and Condo Owner shall have fully cooperated with GTA-IB, and/or its affiliates, in GTA-IB’s efforts to cause the NASD Regulation, Inc. to approve a notice and application for continuance in membership in relation to a proposed change in control of GH Securities (Guarantor currently owns 100% of GH Securities’ capital stock and intends to transfer its ownership interest to GTA-IB);

(f)                                    Borrower, Guarantor and GH Securities, as applicable, shall have timely filed all required filings with the Securities and Exchange Commission or NASD Regulation, Inc., as applicable, up until the Closing Date (and shall have agreed to file all subsequent required filings with the Securities and Exchange Commission respecting any period prior to the Closing Date);

(g)                                 Borrower shall have delivered (or shall have caused Guarantor, GH Management or Condo Owner to deliver, as applicable) to GTA-IB true, correct and complete originals or copies of each of the Equipment Leases, the Real Property Leases, the Contracts, the Plans and Specifications, the Warranties and Guaranties and the Insurance Policies, Permits,

Parcel J and K Contracts (defined below), the Pinellas County Contracts and the Wall Springs Contracts (defined below) in the possession of Borrower, Guarantor, GH Management, Condo Owner or their respective affiliates, agents, consultants, directors, officers, employees or contractors, to which GTA-IB shall have full and unrestricted access;

(h)                                 Borrower, Guarantor, GH Management and Condo Owner shall have timely fulfilled each of their respective other obligations under this Agreement that are required to be fulfilled on or prior to the Closing Date;

(i)                                     Borrower shall have executed and delivered to Lender the Lender Release;

(j)                                     Borrower shall have delivered (or shall have caused Guarantor, GH Management or Condo Owner to deliver, as applicable) to GTA-IB each of the following:

(i)                                     all Personal Property;

(ii)                                  copies of all pleadings, court documents, deposition transcripts, legal memoranda and settlement proposals in respect of the Lawsuits (as defined below) and in accordance with the Joint Defense Agreement (defined below), the Klosterman Litigation and the Litigation, to the extent that to do so would not waive attorney-client privilege (provided that Borrower shall inform GTA-IB and its counsel in writing when it asserts such attorney-client privilege);

(iii)                               any tax assessments, notices and statements received by Borrower relating to the Property;

(iv)                              income and expense statements, balance sheets and capital replacement and capital improvement data, each covering the operation of the Property for the calendar year 1997 through the Closing Date;

(v)                                 originals or copies of all books and records pertaining to the Property and maintained by Borrower and/or its affiliates or agents, except for such books and records that are maintained by the Resort Manager at the Property and to which GTA-IB shall have full and unrestricted access;

(vi)                              an executed original of the Parcel F Memorandum of Agreement (as defined below);

(vii)                           any keys, security codes, passwords and combinations necessary to obtain full access to the Property that are in Borrower’s possession;

(viii)                        all cash located on the Property or in any accounts relating to the Property, as reflected in the Closing Date Balance Sheet (as defined in Section 7.2), whether or not such accounts are in the name of or for the benefit of Borrower or Guarantor or any of their affiliates or Resort Manager or any of Resort Manager’s affiliates;

(ix)                                a true, correct and complete copy of any executed purchase and sale agreement respecting Parcel F (defined below), which may or may not be effective, by and between Borrower, GTA-IB and Bayfair (or other purchaser), together with all schedules and exhibits ) (a “Parcel F Contract”);

(x)                                   all instruments required by the Title Insurer as a condition precedent to the issuance of the Title Policy (as defined below);

(k)                                  GTA-IB and Resort Manager shall have entered into the Westin Management Agreement, provided that it shall be in form and substance acceptable to GTA-IB in its sole discretion for the management of the Resort Property by Resort Manager from and after the Closing Date;

(l)                                     Resort Manager and Troon shall have entered into the Troon Management Agreement, provided that it shall be in form and substance acceptable to GTA-IB in its sole discretion for the management of the Innisbrook Golf Courses by Troon from and after the Closing Date;

(m)                               Borrower and GTA-IB shall have agreed upon the Allocations (defined below);

(n)                                 Borrower, GTA-IB and Escrow Agent shall have entered into a defense and escrow agreement in the form of Exhibit D attached hereto (the “Defense and Escrow Agreement”) with respect to that certain lawsuit being defended by Borrower and other entities, which was filed by William J. and Harriet J. Ball, et al., on behalf of themselves and other similarly situated parties, in the Circuit Court for the Sixth Judicial Circuit in Pinellas County, Florida, Case Numbers 99-7532-CI-007 and/or 01-008582-CI-015 (the “Ball Claims,” and with respect to other claims which are brought in the future, including such claims brought by intervenors (or could have been brought) against Borrower, and which derive from or relate to the same facts and circumstances as the Ball Claims (collectively, such additional claims are referred to as the “Related Claims,” and each such Claim is individually a “Related Claim”)) (collectively the Ball Claims and the Related Claims are referred to as the “Lawsuits”; and each of the Ball Claims and the Related Claims is individually a “Lawsuit”).  For purposes of this Agreement, the plaintiffs in the Lawsuits, and those who have intervened or seek to intervene in one or more Lawsuits, shall be collectively referred to as the “Plaintiffs” and each is individually a “Plaintiff”;

(o)                                 Borrower shall have obtained (i) a release (the “Resort Manager Release”) from Resort Manager, and (ii) a release (the “Troon Release”), both in form and substance satisfactory to Borrower and GTA-IB;

(p)                                 each of Borrower, Guarantor, GH Management and Condo Owner, and their respective affiliates, shall have assigned all of their right, title and interest to the Vested Rights (and such parties shall have executed and delivered to GTA-IB the Vested Rights Assignment (defined below)), the Parcel Rights, Pinellas County Rights and Contracts and Wall Springs Rights and Contracts to GTA-IB; any consents or other documents required for the assignment of the Parcel Rights, Pinellas County Rights and Contracts or Wall Springs Rights and Contracts to GTA-IB shall have been executed by the applicable parties and delivered to GTA-IB and recorded in the appropriate land records, if applicable; and any notices required to be delivered as a result of the assignment of the Parcel Rights, Pinellas County Rights and Contracts or Wall Springs Rights and Contracts to GTA-IB shall have been delivered to the applicable parties;

(q)                                 Borrower shall have executed and delivered to Lender the Lender Release;

(r)                                    Borrower and Guarantor shall have timely fulfilled each of their other obligations under this Agreement in all material respects;

(s)                                  Borrower and Bayfair, or such other authorized purchaser of Parcel F pursuant to Section 8.2(b), shall have delivered to GTA-IB a true, correct and complete copy of the executed Parcel F Development Agreement (defined below); and

(t)                                    Borrower shall have executed and delivered to GTA-IB a true, correct and complete copy of the Joint Defense Agreement (defined below); and

(u)                                 Borrower and Guarantor shall have executed and delivered to GTA-IB a copy of the Operational Benefits Agreement.

3.4.                              Borrower’s Conditions to Closing.  Borrower’s obligation to consummate the transactions contemplated under this Agreement shall be conditioned upon the following:

(a)                                  all of GTA-IB’s representations and warranties contained in this Agreement shall be true and correct as of the Effective Date and as of the Closing Date;

(b)                                 GTA-IB shall have executed and delivered to Borrower, Condo Owner and Guarantor each of the Conveyance Documents, to the extent such Conveyance Documents require the signature of GTA-IB;

(c)                                  GTA-IB and Lender shall have delivered to Borrower a true, correct and complete copy of the executed Parcel F Development Agreement, subject to Section 8.2(b) below;

(d)                                 Lender shall have executed and delivered to Borrower the Borrower Release;

(e)                                  GTA-IB shall have timely fulfilled each of its other obligations under this Agreement in all material respects;

(f)                                    Borrower, Lender and Escrow Agent have entered into the Defense and Escrow Agreement;

(g)                                 Borrower and GTA-IB shall have agreed upon the Allocations;

(h)                                 Borrower shall have obtained the Resort Manager Release from Resort Manager, and the Troon Release from Troon both in form and substance satisfactory to Borrower and GTA-IB; and

(i)                                     Lender shall have executed and delivered to Borrower a copy of the Operational Benefits Agreement.

ARTICLE IV

Conveyance Documents

4.1.                              Real Property.  On the Closing Date, Borrower shall convey to GTA IB, absolutely and irrevocably, without reservation of any rights whatsoever, good and marketable fee simple absolute title to (i) the Innisbrook Real Property (including, without limitation, all right, title and interest to all strips and gores therein) and (ii) the 0.6 Acre, to GTA IB by duly executed and acknowledged warranty deed in the form attached hereto as Exhibit E-1, which is subject to the terms of the Parcel J-4 Lease.  On the Closing Date, Borrower and, to the extent applicable, Condo Inc., shall cause Condo LLC to convey, absolutely and irrevocably, without reservation of any rights whatsoever, good and marketable fee simple absolute title to the Condo Property to GTA-IB Condominium, LLC, a Florida limited liability company (“GTA-IB Condominium”), by duly executed and acknowledged warranty deed in the form attached hereto as Exhibit E-2.  The deeds used to convey the Real Property shall be referred to herein as the “Deeds”.  On the Closing Date, Borrower, Guarantor, GH Management, Condo Owner and their respective affiliates shall convey all right, title and interest in and to any and all contracts, real property or other rights or benefits of Borrower, Guarantor, GH Management, Condo Owner or their respective affiliates that exist in any form relating to any portion of the Pinellas County Land, including, without limitation, the Pinellas County Rights and the Pinellas County Contracts, by duly executed Assignment of Easement in the form attached hereto as Exhibit E-3.

4.2.                              Personal Property.  On the Closing Date, Borrower and Guarantor shall transfer, and shall cause Condo Owner and their applicable affiliates to transfer, good title to the Personal Property and the Improvements to GTA-IB by duly executed Bills of Sale in the form attached hereto as Exhibit F (the “Bills of Sale”).

4.3.                              Assignment of Contracts .  On the Closing Date, Borrower shall assign and, to the extent applicable, shall cause Condo Owner to assign, good and marketable title to Borrower’s and Condo Owner’s respective interest in the Contracts and the Equipment Leases to GTA-IB by a duly executed Assignment of Contracts in the form attached hereto as Exhibit G (the “Assignment of Contracts”).

4.4.                              Other.  On the Closing Date, Borrower shall assign and, to the extent applicable, shall cause Borrower, Guarantor, GM Management, Condo Owner, or their respective affiliates, to assign, all of their respective right, title and interest in and to the Parcel Rights, Pinellas County Rights and Contracts, Wall Springs Rights and Contracts, Permits, Plans and Specifications, Warranties and Guaranties, Insurance Policies, Borrower Rights, Equipment Leases, Real Property Leases, Leases and any Klosterman Litigation Interest to GTA-IB by duly executed General Assignment and Assignments of Leases in the form attached hereto as Exhibit H (the “General Assignment and Assignment of Leases”).

4.5.                              Non-Foreign Affidavit.  On the Closing Date, Borrower and Condo Owner each shall execute and deliver an affidavit pursuant to the Foreign Investment and Real Property Tax Act, as amended, in the form attached hereto as Exhibit I (the “FIRPTA Affidavit”).

4.6.                              Stock Interests.

(a)                                  On the Closing Date, Borrower shall assign, and shall cause its applicable affiliates to assign, to GTA-IB good and marketable title to the GTA Stock Interests by duly executed stock power certificate, stock transfer certificate and such other documents as may be necessary to cause such transfer of the GTA Stock Interests (collectively, the “GTA Stock Interest Transfer Documents”).  Borrower expressly consents to the unqualified exercise by Lender, on or after the Closing Date, of any and all stock powers relating to the GTA Stock Interests which are in Lender’s possession as of the Effective Date; and

(b)                                 On the Closing Date, Guarantor shall assign, and shall cause its applicable affiliates to assign, to GTA-IB good and marketable title the GH Securities Stock Interests by duly executed stock power certificate, stock transfer certificate and such other documents as may be necessary to cause such transfer of the GTA Stock Interest (collectively, the “GH Securities Stock Interest Transfer Documents”).

The Deed, Bills of Sale, Assignment of Rights, Assignment of Contracts, General Assignment and Assignment of Leases, FIRPTA Affidavit, GTA Stock Interest Transfer Documents and GH Securities Stock Interest Transfer Documents are collectively referred to herein as the “Conveyance Documents.”

4.7.                              Possession.  On the Closing Date, Borrower, Guarantor and Condo Owner shall transfer exclusive possession of the Property to GTA-IB, subject only to the rights of tenants under the Leases.

4.8.                              Florida Stamp Taxes.  GTA-IB shall pay the costs and expenses associated with any and all conveyance, stamp, transfer, document and other similar taxes due in connection with or arising solely as a result of the transfer of the Real Property from each of Borrower and Condo Owner to GTA-IB.

4.9.                              Owner’s Title Insurance.  On the Closing Date, GTA-IB shall pay the premiums, costs and expenses relating to the Title Policy (as defined below).  For purposes hereof, the term “Title Policy” shall mean (i) an ALTA Owner’s form of extended coverage title insurance policy in an amount reasonably determined by GTA-IB insuring that fee simple to the Condo Property is vested in GTA-IB Condominium subject only to such exceptions to title as listed on Exhibit  J-1 attached hereto (the “Condo Property Permitted Exceptions”) and (ii) an ALTA Owner’s form of extended coverage title insurance policy in an amount reasonably determined by GTA-IB insuring that fee simple to the Innisbrook Real Property is vested in GTA-IB subject only to such exceptions to title as are listed on Exhibit J-2 attached hereto (the “Innisbrook Permitted Exceptions”).

ARTICLE V

Other Closing Actions

5.1.                              Lawsuits.  Borrower and GTA-IB shall abide by the terms and conditions contained in the Defense and Escrow Agreement and Borrower, if any of the GTA Parties are joined as a party to one or more Lawsuits by one or more of the Plaintiffs, shall, only to the extent there are Net Proceeds (as such term is defined in the Defense and Escrow Agreement) after distributions are made pursuant to Section 5.2(v) (i.e., the “Fifth” level of the Net Proceeds waterfall), at its sole cost and expense, indemnify, defend and hold harmless each of Lender, the GTA Parent and GTA-IB, and their respective officers, directors, managers, shareholders, members, partners, employees, agents and their affiliates (collectively, the “GTA Parties”), from and against any and all cost, expense (including, without limitation, legal and investigatory fees, costs and expenses payable to Dechert LLP and/or Borrower’s Local Counsel (as such terms are defined in the Defense and Escrow Agreement), but specifically excluding any counsel retained by any of the GTA Parties, except as provided below or as provided in the Defense and Escrow Agreement), liability, claim, loss, judgment or damage of any kind or nature arising out of or in connection with the Lawsuits to the extent provided for in the Defense and Escrow Agreement; (provided, however, that the foregoing indemnity shall not apply in any manner whatsoever to any indirect or consequential damages incurred by any of the GTA Parties).  However, in the event any of the GTA Parties are joined as a party to the Lawsuits by one or more Plaintiffs (present or future), Borrower shall, subject to the availability of Net Proceeds in Section 5.2(ii)(b) of the Defense and Escrow Agreement, promptly reimburse such GTA Parties or their affiliates for their legal fees and costs incurred by such parties with respect to the Lawsuits, in accordance with the terms of the Defense and Escrow Agreement, subject to a maximum cap of Fifty Thousand Dollars ($50,000).  The obligation of Borrower to indemnify the GTA Parties as hereinabove set forth shall not apply with respect to any losses, costs or damages directly resulting from the final judicial determination of gross negligence or fraud by any of the GTA Parties solely in connection with the Lawsuits, occurring after the Closing Date.  Notwithstanding the foregoing, the aforesaid limit of Fifty Thousand Dollars ($50,000) in the event any of the GTA Parties are joined as a Party to a Lawsuit by one or more Plaintiffs, shall not be applicable in the event of a final judicial determination of a default under this Agreement by Borrower, Guarantor, GH Management or Condo Owner, provided that (i) the defaulting party shall have a period of up to ninety (90) days to cure such default from receipt of notice thereof from GTA-IB or Lender; and (ii) in the event such default is not so cured by the defaulting party within the aforesaid ninety (90) day period, such obligation of Borrower remains subject to the availability of Net Proceeds in Section 5.2(ii)(b) regarding the Fifty Thousand Dollars ($50,000) amount and Section 5.2(ii)(b)(v) regarding any amounts exceeding the Fifty Thousand Dollar ($50,000) amount of the Defense and Escrow Agreement and the One Million Five Hundred Thousand Dollars ($1,500,000) limitation of Section 10.3(c).

5.2.                              Employees.

(a)                                  General. As of the Closing Date, GTA-IB shall offer employment to all of those Employees (as such term is defined in Section 6.1(s) hereof) (i) listed on Schedule 5.2.1 hereof, (ii) all replacements for such individuals, and (iii) all Employees who receive a salary of Fifty Thousand Dollars ($50,000) per year or less, regardless of whether listed on Schedule 5.2.1

(the “Targeted Employees”); provided, however, that GTA-IB shall not assume any liabilities with respect to the Targeted Employees or any past employees of Borrower, or any of its affiliates, including, without limitation, Ian Baxter (collectively, the past employees of Borrower or any of its affiliates “Other Employees”) accruing on or before the Closing Date, except to the extent (i) such liability (including sick pay, severance and accrued vacation) is specifically set forth or accounted for on the Closing Date Balance Sheet or in the footnotes thereto, (ii) GTA-IB terminates or fails to employ the Targeted Employees, or (iii) as otherwise set forth on Schedule 5.2.2 attached hereto (the “Assumed Employer Liabilities”).  As of the Closing Date, in addition to the Assumed Employer Liabilities, GTA-IB shall assume any and all future liabilities relating to the Targeted Employees that have accepted employment with GTA-IB, including, without limitation, those liabilities arising on or after the Closing Date under any GHR Employee Plan (as defined herein) and any Retirement Account (as defined below) that has been provided to GTA-IB at least ten (10) days prior to the Closing Date and that remains in full force and effect.  Borrower shall bear any and all costs in connection with the termination of the Other Employees, including, without limitation, any severance payments, termination payments, payments for accrued vacation due and owing or claimed to be due and owing to the Other Employees and any and all other payments arising as a matter of contract or law (collectively, the “Termination Payments”), and Borrower shall indemnify, defend and hold harmless the GTA Parties from and against any and all cost, expense (including, without limitation legal and investigatory fees, costs and expenses), liability, claim, loss, judgment or damage of any kind or nature arising out of or in connection with the Termination Payments and with respect to any health or life insurance policies or plans, pension or profit-sharing plans or other employee benefit programs benefiting the Targeted Employees and the Other Employees at any time prior to the Closing Date, except (i) as to the Assumed Employer Liabilities, (ii) to the extent specifically set forth or accounted for in the Closing Date Balance Sheet or in the footnotes thereof, or (iii) arising out of the failure by GTA IB to offer employment to, or continue to employ, any of the Targeted Employees.  In order to facilitate the employment by GTA-IB of the Targeted Employees, Borrower and its employees, officers and affiliates shall cooperate with GTA-IB and shall encourage the Targeted Employees to agree to employment with GTA-IB, and neither Borrower nor its affiliates shall (i) solicit for employment any of the Targeted Employees for a period of three (3) years from the Closing Date, or (ii) employ any of the employees listed on Schedule 5.2.3 (the “Key Employees”) for a period of one year from the Closing Date.  Subject to the limitations provided herein, Borrower shall indemnify, defend and hold harmless the GTA Parties from and against any and all costs, expenses, liabilities, claims, losses, and actual, direct damages of any kind or nature arising out of or in connection with the Targeted Employees and the Other Employees and arising prior to the Closing Date (other than the Assumed Employer Liabilities). Except to the extent such liability, or compliance obligation, arises from GTA-IB’s failure to offer employment to, or termination of, the Targeted Employees, and only to the extent such compliance relates to periods prior to the Closing Date or arises in connection with the transactions contemplated herein (as opposed to actions of GTA-IB subsequent to the Closing Date or GTA-IB’s failure to meet any obligation, including those related to employment of the Targeted Employees, hereunder), Borrower shall, at its sole cost and expense, (i) comply with (a) the United States Worker Adjustment and Retraining Notification Act, as amended (which compliance shall include those matters set forth in Schedule 5.2.3), and with (b) any and all laws relating to the Targeted Employees and the Other Employees in connection with the transactions contemplated by this Agreement, and (ii)

indemnify and hold the GTA Parties harmless from and against any and all liabilities relating thereto.  Following the Effective Date, neither Borrower nor its affiliates shall, without GTA-IB’s prior written consent, (a) increase the compensation or fringe benefits of any present or former director, officer or employee of Borrower, (b) grant any severance or termination pay to any present or former director, officer or employee of Borrower, (c) lend or advance any money or other property to any present or former director, officer or employee of Borrower, or (d) establish, adopt or enter into any GHR Employee Plan (as defined below) or any plan, agreement, program, policy, trust, fund or other arrangement that would be a GHR Employee Plan if it were in existence as of the Effective Date.

(b)                                 From and after the Closing Date, neither GTA-IB nor any of the GTA Parties shall have any additional obligations or liabilities to the Employees (or any subset thereof) other than the Assumed Employer Liabilities or liabilities otherwise expressly assumed hereunder.

5.3.                              Transition of Ownership.  Borrower, at its sole cost and expense, from and after the Closing Date shall cooperate with Lender in all reasonable respects in order to efficiently transition ownership of the Property from Borrower, Guarantor, GH Management and Condo Owner, as applicable, to GTA-IB.  Such cooperation obligations shall include, without limitation:  (a) delivery of originals or copies of all books, records and other documents related to the operation of the Property held or maintained by Borrower or its agents or affiliates; (b) providing asset management services (the “Asset Management Services”) of Starwood Asset Management (“SAM”) for the period commencing on the Closing Date through and including the day that is the six (6) month anniversary thereof (the “SAM Assistance Expiration Date”), subject to GTA-IB’s right to terminate such arrangement prior to the SAM Assistance Expiration Date; and (c) making generally available to GTA-IB the following individuals: Merrick R. Kleeman and Robert Geimer (the “Key Executives”) to continue to cooperate in all reasonable respects with GTA-IB in the transition of ownership of the Property to GTA-IB pursuant to this Agreement, including, without limitation, executing and delivering to GTA-IB any further agreements, instruments, certificates and documents reasonably required for GTA-IB to effectively operate and maintain the Property.  In addition, to the extent that Keith Wilt’s employment relationship with Borrower terminates and he becomes an employee of GTA-IB, or any of its affiliates, GTA-IB shall make his services available to Borrower on a limited basis to respond to inquiries of Borrower directly related to the transition of ownership of the Property to GTA-IB pursuant to this Agreement and to the completion of Borrower’s financial reporting obligations for the year 2004; provided, however, that Borrower inform the GTA Parent’s Controller or other designee about all such inquiries. The Asset Management Services shall be provided primarily by Mr. Robert Geimer, currently an asset manager for SAM.  The parties hereto agree that (i) during the first three (3) months after the Closing Date, the first forty (40) hours per calendar month of Asset Management Services shall be at no cost to GTA-IB, and (ii) during the next three (3) months after the Closing Date, the first twenty (20) hours per calendar month of Asset Management Services shall be at no cost to GTA-IB; provided, however, in the event that for any calendar month, SAM provides Asset Management Services in excess of forty (40) hours for the first three (3) months after the Closing Date or twenty (20) hours for the next three (3) months after the Closing Date, then GTA-IB shall pay a fee to SAM for such excess Asset Management Services in an amount equal to One Hundred Dollars ($100) for each hour of Asset Management Services in excess of such limits (such amount to be prorated for partial hours) and provided, further, that the fees for such excess Asset Management Services shall not exceed Two Thousand Dollars ($2,000) on a monthly basis without GTA-IB’s prior written approval.  Such fee shall be payable by GTA-IB within thirty (30) days after written demand therefor from SAM.

5.4.                              Allocation of Property Transferred.  Attached hereto as Schedule 5.4 is the allocation of value by dollar amount or relative percentage of each item of Real Property, Personal Property and Contracts described in Sections 4.1, 4.2 and 4.3 above and any other transferred items in sufficient specificity to comply with Section 1060 of the Internal Revenue Code of 1986, as amended, as agreed to by Borrower and GTA-IB (the “Allocations”).  The parties shall not cause to be filed any tax return or tax report or otherwise take any position for Federal or State income tax purposes that is inconsistent with the Allocations.

5.5.                              Survival.  The terms, conditions and obligations under this Article V shall survive the closing of the transactions contemplated under this Agreement.

5.6.                              GH Securities Regulatory Approvals.

(a)                                  The Guarantor shall, or shall cause GH Securities (i) to file an application for change of ownership with the National Association of Securities Dealers, Inc. (“NASD”) and (ii) diligently to pursue such application through all appropriate channels, including participating in any interviews requested by the NASD.  The Guarantor shall file, or cause GH Securities to file and diligently pursue, all applications and notifications relating to the change of ownership that may be required by the securities authorities of the State of Florida and any other state in which GH Securities is licensed as a securities broker and/or as a real estate broker.

(b)                                 In light of NASD Rule 1017, which requires that the application for change of ownership to be filed no less than thirty (30) days before such change is effected, until the 31st day after the date on which such application is filed, title to the GH Securities Stock Interests shall remain in the name of the Guarantor, notwithstanding the Guarantor’s delivery of the GH Securities Stock Interest Transfer Documents to GTA-IB at the Closing Date.

(c)                                  Upon receipt of NASD approval of such change of ownership, the Guarantor shall deliver to GTA-IB letters of resignation from all officers and directors of GH Securities other than Mr. Dominic Bengivengo, the current President thereof.

(d)                                 In the event that NASD approval of such change of ownership has not been obtained within twelve (12) months of the Closing Date, GTA-IB shall have the right to cancel and rescind the transfer of the GH Securities Stock Interests contemplated by this Agreement, and upon exercise of such right, GTA-IB shall return the GH Securities Stock Interests Transfer Documents to Guarantor.  In that case, Guarantor agrees to own and operate GH Securities consistent with past practice for up to forty-eight (48) months (provided that the Guarantor shall not be obligated to invest any new capital in GH Securities), and to transfer the GH Securities Stock Interests for nominal consideration to any transferee designated by GTA-IB during such period.

ARTICLE VI

Representations and Warranties

6.1.                              Borrower Representations.  Borrower represents, warrants, acknowledges, and agrees with GTA-IB that as of the Effective Date, after due inquiry and investigation:

(a)                                  Borrower (i) is a duly organized and validly existing corporation in good standing under the laws of the state of Colorado, (ii) is duly qualified as a foreign entity in the jurisdiction in which the Property is located, (iii) has the requisite entity power and authority to carry on its business as now being conducted, and (iv) has the requisite entity power to execute and deliver, and perform its obligations hereunder.

(b)                                 The execution and delivery by Borrower of this Agreement and the performance of its obligations hereunder and consummation of the transactions contemplated herein (i) have been duly authorized by all requisite corporate action on the part of Borrower, (ii) will not violate any provision of any applicable legal requirements, any order, writ, decree, injunction or demand of any court or other applicable governmental authority with jurisdiction over Borrower or the Property, any organizational document of Borrower or any indenture or agreement or other instrument to which Borrower is a party, or by which Borrower is bound, (iii) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any lien other than to Lender in connection with the Loan of any nature whatsoever upon any of the property or assets of Borrower pursuant to any indenture or agreement or instrument, and (iv) has been duly executed and delivered by Borrower.  This Agreement is enforceable against Borrower according to its terms.  Except for those mentioned in Section 5.6(a) and except for those obtained or filed on or prior to the date hereof, Borrower is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any governmental authority or other agency in connection with or as a condition to the execution, delivery or performance of this Agreement or consummate any of the transactions contemplated hereunder.

(c)                                  Borrower owns a fee simple estate in and to the Innisbrook Real Property, subject only to Innisbrook Permitted Exceptions.

(d)                                 Condo LLC owns a fee simple estate in and to the Condo Property, subject only to the Condo Property Permitted Exceptions.

(e)                                  Borrower has full right, title and interest in and to the GTA Stock Interests and has not transferred, pledged or hypothecated the GTA Stock Interests other than pursuant to the Pledge Agreement.

(f)                                    The Vested Rights (including, without limitation, the right to develop 139 residential units on the Resort Property or such greater number of units, if any, to which Borrower, Guarantor, GH Management and/or Condo Owner may have vested rights to develop, including, without limitation, the Unused Parcel F Units) shall be assigned to GTA-IB by Borrower, Guarantor, GH Management and Condo Owner, pursuant to that certain assignment agreement, a form of which is attached hereto as Exhibit J-3, (the “Vested Rights

Assignment”), and none of Borrower, Guarantor, GH Management and Condo Owner, or their affiliates, shall impair or in any way diminish the Vested Rights, including, without limitation, GTA-IB’s legal standing, if any, to enforce the Vested Rights without qualification or condition.  Notwithstanding the foregoing, it shall not be considered an impairment or diminishment of the Vested Rights under this Agreement if the following occur: (i) if there is a final, non-appealable, judicially imposed reduction of the Vested Rights; or (ii) if the number of residential units permitted to be developed in connection with Vested Rights is decreased by ten percent (10%) or less (i.e., if the 139 units permitted to be developed is decreased by 13 or fewer units).

(g)                                 To Borrower’s knowledge, there are no permits, approvals, and allocations relating to the Real Property or other similar documents other than the Permits.

(h)                                 To Borrower’s knowledge, there exist no surveys, plans, maps, specifications, drawings and other similar documents, relating to the Real Property and owned by or in the possession of Borrower or its affiliates other than the Plans and Specifications.

(i)                                     There exist no employment agreements, commitments, equipment leases, guarantees, contracts, undertakings, and arrangements entered into by Borrower or anyone on Borrower’s behalf, whether written and oral, relating to the Property other than the Contracts.

(j)                                     To Borrower’s knowledge, there exist no rental agreements and leases entered into by Borrower or anyone on Borrower’s behalf, whether written and oral, relating to the Property other than the Leases.

(k)                                  Borrower has delivered to Lender true, correct and complete originals or copies of all Contracts, Permits, Leases, Pinellas County Contracts, Wall Springs Contracts, Plans and Specifications, Warranties and Guaranties, and Insurance Policies in Borrower’s or its affiliates’, agents’, consultants’, employees’ or contractors’ possession.

(l)                                     Borrower is not a party to any contract or agreement with Resort Manager or SAM, or any of their respective affiliates, other than the Current Management Contract or the Westin Management Agreement.

(m)                               The Closing Date Balance Sheet (as defined below) shall reflect a true, correct and complete presentation, in all material respects (i.e., material respects shall mean an amount exceeding Twenty Thousand Dollars ($20,000) in the aggregate), of the assets and liabilities relating to Borrower and the Property as of the Closing Date, including, without limitation, the amount of real property taxes and real property tax appeal consequences (including, without limitation, all related reasonably and actually incurred legal fees, penalties, interest and other directly related reasonably and actually incurred third-party costs, which amounts shall not exceed, in the aggregate, One Million Thirty Thousand Nine Hundred Dollars ($1,030,900) respecting the Property which have accrued or become payable as of the Closing Date.

(n)                                 Borrower and Guarantor are represented by legal counsel of their choice, are fully aware of the terms contained in this Agreement, and have voluntarily and without coercion or duress entered into this Agreement and the documents executed in connection with this Agreement.

(o)                                 Neither Borrower nor Guarantor shall at any time solicit, directly or indirectly, any person or persons employed at the Property for a period of five (5) years after the Closing Date; provided, however, that if a sale or refinancing of the Innisbrook Real Property is being marketed or pending at the expiration of that period, the five (5) year period shall be automatically extended for an additional one (1) year.

(p)                                 After giving effect to the Borrower Release and the Resort Manager Release and excluding any potential liability arising from the Lawsuits, the transfers of the Property and the GTA-Stock Interests to GTA-IB and the assumption of liabilities by GTA-IB will not render Borrower insolvent.

(q)                                 Borrower has made adequate provision for the payment of all liabilities of Borrower (including, without limitation, the liabilities of Borrower to Resort Manager) other than its liabilities to Lender and those liabilities to be assumed by GTA-IB pursuant to the terms of this Agreement.

(r)                                    Neither Borrower nor Guarantor have entered into this transaction to provide preferential treatment to Lender, GTA-IB or any other creditor of Borrower or Guarantor in anticipation of seeking relief under the Bankruptcy Code, as amended.

(s)                                  The only individuals employed by Borrower and Condo Owner and their affiliates with respect to the Property (including the officers of Borrower and Condo Owner and those individuals on leave of absence or layoff status) are those listed on Schedule 6.1(s) attached hereto (the “Employees”).

(t)                                    Other than those rights and benefits listed on Schedule 1.1(r), there are no other contractual, real property or other rights or benefits of Borrower or Guarantor or their respective affiliates that exist in any form respecting Parcels J-1, J-2 or K.  Other than those consents and notices listed on Schedule 6.1(t)-1, there are no Consents or Notices (defined below) required to be executed or delivered in connection with an assignment of any Property to GTA-IB.  Other than those agreements and contracts set forth in Schedule 6.1(t)-2, there are no other agreements or contracts or understandings, written or otherwise, relating to the sale of Parcels J-1, J-2 and K by Borrower (the “Parcel J and K Contracts”).  For the purposes of this paragraph, “Consents and Notices” shall mean those consents and notices required under those certain contracts, agreements or understandings, excepting those contracts, agreements or understandings which:  (i) shall have a commercial value or cost of less than Ten Thousand Dollars ($10,000) individually, provided that the collective commercial value or cost of all such contracts, agreements and understandings meeting the aforesaid monetary criterion shall not exceed Fifty Thousand Dollars ($50,000) in the aggregate; or (ii) may be terminated at any time with no cost or penalty; or (iii) have a term of less than thirty (30) days and may be cancelled without cost or penalty at the expiration of that period.  Notwithstanding anything contained in this Section 6.1(t), in no event shall Borrower have any liability with respect to any contract or obligation which requires a Consent or Notice if GTA-IB does not terminate or attempt to terminate such contract or obligation.

(u)                                 All amounts required to be funded to the retirement accounts relating to the Targeted Employees and Other Employees (the “Retirement Accounts”) are fully funded and no Retirement Account or amount contained there has been pledged, encumbered or hypothecated.

(v)                                 Any Parcel F Contract delivered to GTA-IB on or prior to the Closing Date, (together with true, correct and complete copies of all attachments thereto) is (1) a true, correct and complete original thereof, enforceable against the parties thereto, and (2) no side letters or other modifications thereto exist.

(w)                               There is no action, suit or proceeding, or any governmental investigation or any arbitration, in each case pending or, to the knowledge of Borrower, threatened against Borrower, GH Securities or the Property before any governmental or administrative body, agency or official which if adversely determined would affect the use and operation of the Property or the business, financial condition or results of operations of Borrower, GH Securities or the Property except for the Klosterman Litigation or as set forth on Schedule 6.1(w) hereof.  In addition, none of Borrower, Guarantor, GH Securities, GH Management or the Condo Owner, nor their respective affiliates, are aware of any right to commence, have commenced, or intend to commence any legal action, administrative proceeding, arbitration, or mediation before any governmental or administrative body, agency or official in any way relating to the Property or the business, financial condition or results of operations of the Property, except for the Klosterman Litigation or as set forth on Schedule 6.1(w) hereof (all such matters listed on Schedule 6.1(w) are collectively the “Litigation”). Any future legal actions, administrative proceedings, arbitrations, or mediations commenced by such parties in any way relating to the Property or the business, financial condition or results of operations of the Property shall be referred to as the “Future Litigation.”  Borrower has delivered true, correct and complete copies of all existing pleadings, court documents, deposition transcripts, legal memoranda and settlement proposals in respect of the Lawsuits, the Klosterman Litigation and the Litigation to GTA-IB and its counsel, unless such delivery would waive attorney-client privilege (and Borrower has informed GTA-IB and its counsel in writing when it has asserted such attorney-client privilege).

(x)                                   Borrower is not aware of any payments in the nature of Termination Payments which Borrower has not disclosed in writing to Lender, and such writing shall make specific reference to this Agreement.

(y)                                 The Current Troon Agreement (i) is the only agreement relating to the management and/or operation of the Innisbrook Golf Courses, other than the Troon Management Agreement, (ii) has not been modified or amended, and (iii) has not been extended or renewed by Borrower, except insofar as it is currently being extended on a month to month basis.

(z)                                   Neither Borrower nor Resort Manager has, since January 1, 2001, applied any revenues, assets and/or credit capacities of the Resort Property other than to costs, expenses and improvements specifically relating to the Resort Property.

(aa)                            As of the Effective Date, Schedule 6.1(aa)-1 attached hereto is a true, correct and complete description of the job titles, employment dates and aggregate annual cash compensation (all such information shall be accurate as of the Effective date) for each of the Employees.  As of the Effective Date, except as specifically set forth on Schedule 6.1(aa)-1 attached hereto, (a) Borrower does not have any outstanding loan from or to any affiliate, or any agent or Employee, and (b) no material representations, warranties or covenants have been made to, or agreements have been reached with, any Employee in material variance with the provisions of the employee manual with respect to their employment, compensation or benefits.  No Employee has given written notice as of the Effective Date of their plans to terminate employment with Borrower during the twelve (12) months subsequent to the Effective Date.  Schedule 6.1(aa)-2 attached hereto sets forth a list of each Employee who has a management, employment or bonus contract, or contract for personal services with Borrower.

(bb)                          Schedule 6.1(bb) attached hereto contains a true, correct and complete list of all employee benefit, bonus, auto allowance, consulting, change in control, fringe benefit plans and collective bargaining, employment or severance agreements or other similar arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any Employee or Other Employee has any present or future right to benefits sponsored or maintained by Borrower or to which Borrower is a party, is required to make any contribution, or by which any of them is bound, or with respect to which any of them has any liability or obligation, including, without limitation, (i) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, or other equity-based compensation, pension, retainer, consulting, retirement, severance, plant closing, loan or loan guarantee, change in control, welfare or incentive plan, agreement or arrangement, (ii) any plan, agreement or arrangement providing for “fringe benefits” or perquisites to any Employee or Other Employee officers, directors or agents, including, without limitation, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, (iii) any written employment agreement, or (iv) any other “employee benefit plan” (within the meaning of Sections 3(3) and 3(37) of ERISA, including, without limitation, multiemployer plans) (each, a “GHR Employee Plan,” and collectively, the “GHR Employee Plans”).  There has been no amendment to the GHR Employee Plans since January 1, 2001, which is the date on which Borrower delivered copies of the GHR Employee Plans to GTA-IB. Other than those rights and obligations contained in the GHR Employee Plans as of the Closing Date, notwithstanding anything to the contrary, nothing in this Agreement or otherwise shall create any additional rights (or expand any existing rights) of any person or beneficiary in connection with the GHR Employee Plans.

(cc)                            Borrower has made available to Lender true, correct and complete copies of (i) all material documents and existing written summary plan descriptions (and written descriptions of any oral GHR Employee Plans) with respect to the plans, agreements and arrangements listed on Schedule 6.1(cc), (ii) each trust agreement, annuity or insurance contract, or other funding instrument, if any, pertaining to each GHR Employee Plan, (iii) the most recent annual report (IRS Form 5500 Series), including all schedules to such reports, if applicable, filed with respect to each GHR Employee Plan for which such a filing is required, (iv) the most recent determination letter, if applicable, and (v) the most recent plan audits, financial statements, and accountant’s opinion (with footnotes) for each GHR Employee Plan.

(dd)                          With respect to each current GHR Employee Plan maintained, or contributed to by any entity which either is currently or was previously under common control with any Borrower as determined under Section 414 of the Code or Section 3(5) of ERISA, to Borrower’s knowledge, no event has occurred and no condition exists that after the Effective Date could reasonably subject GTA-IB or Lender, directly or indirectly, by reason of their affiliation with any member of their controlled group to any tax, fine, lien, penalty or other liability (including liability under any indemnification agreement) under applicable laws, rules and regulations imposed by ERISA.

(ee)                            To Borrower’s knowledge, (a) all material contributions and material payments to or with respect to each GHR Employee Plan have been timely made, and (b) Borrower made adequate provision for reserves to satisfy all contributions and payments that have not been made because they are not yet due under the terms of such GHR Employee Plan or related arrangement, document or applicable law.

(ff)                                To Borrower’s knowledge, no GHR Employee Plan provides for any accelerated payments, deemed satisfaction of goals or conditions, new or increased benefits, forgiveness or modification of loans or vesting conditioned in whole or in part upon a change in control of Borrower, or otherwise as a result of the execution of this Agreement or the transactions contemplated by this Agreement.

(gg)                          No agreement, commitment or obligation exists to increase any benefits under any GHR Employee Plan or to adopt any new GHR Employee Plan.

(hh)                          No GHR Employee Plan shall have any unfunded accrued benefits that are not fully reflected in the Closing Date Balance Sheet (including, without limitation, any accruals or reserves or other provisions for any liabilities that may be triggered upon any change in control of Borrower) and, to Borrower’s knowledge, no “reportable event” (as such term is defined in ERISA section 4043) or “accumulated funding deficiency” (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred with respect to any GHR Employee Plan.

(ii)                                  GH Securities (i) is a duly organized and validly existing corporation in good standing under the laws of the state of Florida, (ii) is duly qualified as a foreign entity in each other jurisdiction in which its business is conducted, if any, (iii) has the requisite entity power and authority to carry on its business as now being conducted.  Guarantor has full right, title and interest in and to the GH Securities Stock Interests and has not transferred pledged or hypothecated the GH Securities Stock Interests.  Guarantor has the requisite entity power to execute and deliver, and perform its obligations hereunder.  The GH Securities Stock Interests constitute 100% of the capital stock of GH Securities, and there are no outstanding options to purchase, or securities convertible into, equity interests in GH Securities, nor any obligation to issue any of the foregoing.  Delivery of the GH Securities Stock Interest Transfer Documents will transfer to GTA-IB good and valid title to the GH Securities Stock Interests, free and clear of all liens and encumbrances, except as created by this Agreement.  As of the Closing Date, Borrower, Guarantor and GH Securities, as applicable, shall have timely filed all required filings with the Securities and Exchange Commission (and shall have agreed to file all subsequent required filings with the Securities and Exchange Commission or NASD, as applicable, respecting any period prior to the Closing Date), including the notice to be provided to the

NASD which Lender shall provide to Borrower, or its affiliates, for Borrower, or its affiliates, to provide to the NASD;

(jj)                                  Other than those rights and benefits listed on Schedule 1.1(s)-2, there are no other contractual, real property or other rights or benefits of Borrower or Guarantor, or their respective affiliates, that exist in any form respecting the Pinellas County Land. Other than those consents and notices listed on Schedule 6.1(jj)-1, there are no consents or notices required to be executed or delivered in connection with an assignment of any Pinellas County Rights to GTA-IB.  Other than those agreements and contracts set forth in Schedule 6.1(jj)-2, there are no other agreements or contracts or understandings, written or otherwise, relating to the Pinellas County Rights (the “Pinellas County Contracts”).  Other than those rights and benefits listed on Schedule 1.1(t)-2, there are no other contractual, real property or other rights or benefits of Borrower or Guarantor, or their respective affiliates, that exist in any form respecting the Wall Springs Land. Other than those consents and notices listed on Schedule 6.1(jj)-3, there are no consents or notices required to be executed or delivered in connection with an assignment of any Wall Springs Rights to GTA-IB.  Other than those agreements and contracts set forth in Schedule 6.1(jj)-4, there are no other agreements or contracts or understandings, written or otherwise, relating to the Wall Springs Rights (the “Wall Springs Contracts”).

(kk)                            None of Borrower, Guarantor, GH Management or Condo Owner, or their respective affiliates, have made or entered into any agreements, side letters or understandings, written or otherwise, that conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under this Agreement, the Defense and Escrow Agreement or that certain Operational Benefits Agreement which Borrower, Guarantor, GTA-IB and Lender intend to enter into concurrently with the execution of this Agreement, providing that it shall be in form and substance acceptable to such parties (“Operational Benefits Agreement”).

(ll)                                  Other than the Property, there exists no other right, title and interest in and to any and all real or personal property or contracts or other rights or benefits of Borrower, Guarantor, GH Management, Condo Owner, or their respective affiliates, in any way relating to the Property, or its operation or use.

(mm)                      Each of the Equipment Leases, the Real Property Leases, the Contracts, the Plans and Specifications, the Warranties and Guaranties and the Insurance Policies, Permits, Parcel J and K Contracts, Pinellas County Contracts and Wall Springs Contracts delivered to GTA-IB in connection with this Agreement, are true, correct and complete copies of such documents.

6.2.                              GTA-IB Representations.  GTA-IB represents, warrants, acknowledges, and agrees with Borrower that as of the Effective Date:

(a)                                  GTA-IB (i) is a duly organized and validly existing limited liability company in good standing under the laws of the state of its formation, (ii) is duly qualified as a foreign entity in each jurisdiction, if any, in which the nature of its business, or the location of the Property makes such qualification necessary or desirable, (iii) has the requisite entity power and authority to carry on its business as now being conducted, and (iv) has the requisite entity power to execute and deliver, and perform its obligations hereunder.

(b)                                 The execution and delivery by GTA-IB of this Agreement and the performance of its obligations hereunder (i) have been duly authorized by all requisite entity action on the part of GTA-IB, (ii) will not violate any provision of any applicable legal requirements, any order, writ, decree, injunction or demand of any court or other applicable governmental authority with jurisdiction over GTA-IB or the Property, any organizational document of GTA-IB or any indenture or agreement or other instrument to which GTA-IB, or by which GTA-IB is bound, (iii) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any lien of any nature whatsoever upon any of the property or assets of GTA-IB pursuant to any indenture or agreement or instrument, and (iv) has been duly executed and delivered by GTA-IB.  The Agreement is enforceable against GTA-IB according to its terms.  Except for those obtained or filed on or prior to the date hereof, GTA-IB is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any governmental authority or other agency in connection with or as a condition to the execution, delivery or performance of this Agreement.

(c)                                  Lender is the owner and title holder of the Loan, the Note, the Mortgage, the Guaranty and the other Loan Documents.

6.3.                              Definition of Knowledge.  For the purposes of this Agreement, the phrase “To Borrower’s knowledge” and phrases and terms of similar import shall be limited to the actual knowledge of Keith Wilt, Merrick R. Kleeman and Robert Geimer.

6.4.                              Survival.  All of Borrower’s and GTA-IB’s representations and warranties in this Agreement shall be deemed given as of the Effective Date, and shall be deemed to have been remade as of the Closing Date.  All of the aforesaid representations and warranties shall survive the Closing Date for a period of one year therefrom, and any and all claims for indemnification resulting from any misrepresentation or breach of such representations or warranties shall be deemed to have been waived unless the party making such claim delivers written notice thereof to the other party within such one-year period; provided, however that the representation and warranty respecting real property tax matters in appeal as of the Closing Date and set forth in Section 6.1(m) above shall survive the Closing Date without limitation.

ARTICLE VII

Covenants

7.1.                              No Defenses, etc.  Borrower for itself and its respective successors and assigns, and by its execution hereof, hereby acknowledges, admits and agrees that, as of the Effective Date, there are no defenses, counterclaims or offsets relating to their respective obligations under or in respect of the Loan Documents or to the enforcement or exercise by Lender of any of its rights, powers or remedies under or in respect of the Loan Documents.

7.2.                              Balance Sheet.

(a)                                  On the Closing Date, Borrower shall deliver to GTA-IB a balance sheet of Borrower to be dated as of the Closing Date, and which shall have been approved in writing by

GTA-IB in its sole discretion, (and attached to this Agreement as Schedule 7.2(a)) reflecting, in all material respects (i.e., material respects shall mean an amount exceeding Twenty Thousand Dollars ($20,000) in the aggregate), the assets and liabilities of Borrower related to the Property, including, without limitation, all real property taxes and real property tax appeal consequences (including, without limitation, all related reasonably and actually incurred legal fees) that have accrued or become payable with respect to the period prior to the Closing Date, and which contains detailed schedules of the line items shown thereon as of the Closing Date (together with all footnotes and schedules thereto, as approved in writing by GTA-IB in its sole discretion, the “Closing Date Balance Sheet”).  The Closing Date Balance Sheet shall reflect the then current assets and liabilities.  It shall be a condition of Lender’s obligations to consummate the transactions set forth in this Agreement and to execute and deliver the Conveyance Documents that (i) all cash flow generated from the operation of the Property from and after May 31, 2002 shall have been used by Borrower and Resort Manager, subject to Section 7.2(b) hereof, for the benefit of the Property or Lender, (ii) Borrower shall deliver to Lender on the Closing Date the Closing Date Balance Sheet of Borrower dated as of the Closing Date which (A) accurately reflects, in all material respects, the financial condition of the Property as of the Closing Date, (B) has been approved by GTA-IB, in its sole, reasonable discretion, on or before the Closing Date, and (C) which has been countersigned by an authorized representative of each of the parties hereto, (iii) the Closing Date Balance Sheet shall reflect that the amount due and payable to Resort Manager shall not exceed Four Hundred Thirty-Four Thousand Dollars ($434,000) (i.e., the amount accruing prior to January 1, 2002, and unpaid as of the Closing Date) and any then earned fees and unpaid amounts owed to the Resort Manager, (iv) the Closing Date Balance Sheet shall state that the then current amount owed by Borrower to Resort Manager pursuant to that certain Agreement Re Guaranty of Funds dated as of May 7, 1997 between Borrower and Resort Manager (the “Resort Manager Guaranty”) equals no more than Ten Million Two Hundred Sixty-Five Thousand Dollars ($10,265,000) (which shall include amounts advanced by Resort Manager as described in Section 7.2 (b) (ii)).  Furthermore, if any real property taxes and/or real property tax appeal consequences (including, without limitation, all related reasonably and actually incurred legal fees) related to the period from January 1, 1998 through May 31, 2002, inclusive, accrue or become payable before or after the Closing Date (the “Real Property Taxes and Consequences”), subject to the Indemnified Amount limitation described in Section 10.3(c), Borrower and Guarantor shall be jointly and severally obligated to pay the same and shall jointly and severally indemnify, defend and hold harmless each of the GTA Parties, from and against any and all such Real Property Taxes and Consequences, including, without limitation, penalties, fines, interest, legal fees, etc., and any other related costs, expenses (including, without limitation, legal fees, penalties, interest and other directly related reasonably and actually incurred third-party costs, which amounts shall not exceed, in the aggregate, One Million Thirty Thousand Nine Hundred Dollars ($1,030,900) (collectively, the “Indemnified Tax Amount”).

(b)                                 Lender recognizes, acknowledges, agrees and consents that in order for Borrower to meet the requirements of Section 7.2 (a), (i) until the Closing Date, Borrower shall direct and permit Resort Manager to apply cash flow from the Resort Property to the payment of amounts that are due and owing from Borrower to Resort Manager for services rendered by the Resort Manager with respect to the Resort Property only and payable pursuant to the express terms of the Management Contract (other than amounts due Resort Manager arising from payments by Resort Manager under the Resort Manager Guaranty) and (ii) Resort Manager shall, during 2002, have advanced One Million Two Hundred Fifty Thousand Dollars ($1,250,000) pursuant to the Resort Manager Guaranty, which amount is reflected on the Closing Date Balance Sheet as having been applied to pay a portion of the amounts due and owing to Resort Manager.

(c)                                  Upon closing hereunder, (i) Borrower shall have no liability with respect to (i) any obligations arising on or after the Closing Date in connection with the ownership and operation of the Property, and (ii) those liabilities set forth or provided for on the Closing Date Balance Sheet or otherwise in this Agreement.  Nothing contained in this Agreement or in the Defense and Escrow Agreement shall be deemed an assumption by GTA-IB of any liabilities relating to the ownership, operation or maintenance of the Property prior to the Closing Date other than with respect to those that are expressly included or provided for on the Closing Date Balance Sheet pursuant to Section 7.2(a) hereof or otherwise in this Agreement.

7.3.                              Property Operations.  Until the Closing Date occurs, Borrower shall cause the Resort Manager to operate the Property in substantially the manner as the Property is being operated as of the Effective Date.  In connection therewith, notwithstanding anything to the contrary contained in the Loan Documents, from the Effective Date until the Closing Date, Borrower shall not be obligated to make payments of principal and interest under the Note to Lender, but instead, Borrower shall have the right to use, and to permit Resort Manager to use, (a) proceeds from the operation of the Resort Property only to pay third-party costs and expenses of operating the Property in the ordinary course and to reduce the current liabilities as described in Section 7.2(b) above and (b) following the delivery to Lender of written notice thereof, make capital expenditures for the benefit of the Resort Property in the ordinary course, utilizing amounts in the capital expenditure reserve; provided, however, that Borrower shall not permit Resort Manager to make capital expenditures in excess of $20,000 in the aggregate without GTA-IB’s prior written consent which may be withheld or denied in GTA-IB’s sole discretion.  Borrower agrees that it shall not and it shall not permit the Resort Manager to enter into any contracts or agreements with respect to the Resort Property which entail expenditures by Borrower and/or the Resort Manager of amounts in excess of $20,000, in the aggregate, without GTA-IB’s prior written consent in each instance.  Proceeds from the operation of the Property shall not be paid to Borrower or its affiliates.

7.4.                              Amendments of Agreements.  Borrower shall not, without GTA-IB’s prior written consent in each instance, amend or modify or consent to any amendment or modification of the Defense and Escrow Agreement, the Troon Management Agreement (or the Current Troon Agreement), the Westin Management Agreement (or the Current Westin Management Contract), or any of the other Contracts, Leases, Permits, Plans and Specifications, Warranties and Guaranties or Insurance Policies; provided, however that Borrower may (i) amend the Original Bayfair Agreement, or (ii) enter into an agreement for the sale of Parcel F in lieu of the Original Bayfair Agreement in accordance with the terms of this Agreement.  Furthermore, Borrower may terminate the Original Bayfair Agreement pursuant to the terms thereof at its sole discretion, and Borrower shall provide written notice thereof to GTA-IB and its counsel as soon as reasonably practicable thereafter.  Borrower specifically agrees not to extend or renew the Current Troon Agreement (except to the extent that it is currently being extended on a month-to-month basis) and that the accrued balance due to Troon as of May 31, 2002 will not be paid without GTA-IB’s prior written consent.

7.5.                              Lawsuits, Klosterman Litigation, Litigation and Future Litigation.

(a)                                  From and after the Effective Date, Borrower shall provide GTA-IB and its counsel with copies of all pleadings, court documents, deposition transcripts, legal memoranda and settlement proposals in respect of the Lawsuits, the Klosterman Litigation, the Litigation and Future Litigation, to the extent that to do so would not waive attorney-client privilege (provided that Borrower shall inform GTA-IB and its counsel in writing when it asserts such attorney-client privilege), and shall assign (or cause Guarantor, GH Management, Condo Owner or their affiliates, as applicable, to assign) the Klosterman Litigation Interest to GTA-IB.  To the extent that GTA-IB (or one or more of its affiliates) is substituted as plaintiff under any of the Klosterman Litigation or Litigation, Borrower, Guarantor, GH Management and Condo Owner and their respective affiliates shall reasonably cooperate with GTA-IB and/or its affiliates and its counsel in the Klosterman Litigation or the Litigation, and provide GTA-IB and its counsel with documents or information which may be reasonably required by GTA-IB to enable, or assist in, the Klosterman Litigation or the Litigation.

(b)                                 Borrower shall use commercially reasonable efforts to enter into a joint defense agreement with GTA-IB and Lender (“Joint Defense Agreement”) to allow GTA-IB, Lender and their respective counsel to receive all copies of all pleadings, court documents, deposition transcripts, legal memoranda, settlement proposals and other information or documentation related to the Lawsuits, including all such privileged information and documentation.

(c)                                  All right, title and interest in and to any judgments, settlements, liens, recoveries, damages, moneys, property or other value received by Borrower, Guarantor, GH Management or Condo Owner, or their respective affiliates, resulting from any resolution, settlement, or dismissal of any of the Litigation or in any way resulting from the claims brought in connection with any of the Litigation or Future Litigation (such right, title and interest, collectively, the “Litigation Interest”), shall be included in the definition of Net Proceeds (as defined in the Defense and Escrow Agreement) and dispersed in accordance with the Net Proceeds waterfall provided in the Defense and Escrow Agreement.  For the purposes of clarity under this Agreement and the Defense and Escrow Agreement, the Klosterman Litigation Interest shall not form part of the Litigation Interest.

7.6.                              Post Closing Cooperation.  From and after the Effective Date and the Closing Date, Borrower and Guarantor shall fully cooperate with GTA-IB to assign any of such parties’ rights, title and interest in and to any and all contracts, real or personal property or other rights or benefits related to the Property or the use and operation of the Property (including, without limitation, permits, licenses, etc.).

7.7.                              No Transfer or Assignment.  Except as provided in this Agreement, including, without limitation, the provisions of Section 8.1, Borrower shall not (i) transfer or assign any of its rights or assets, including, without limitation, any of its rights in or to Parcel F or the Proceeds or Net Proceeds, or (ii) transfer or assign any ownership interest in Borrower.

7.8.                              Indebtedness.  Borrower shall not directly or indirectly incur any indebtedness without GTA-IB’s prior written approval, in each instance, which GTA-IB may grant or deny in its sole discretion; provided, however, that Borrower may:

(a)                                  secure Parcel F with a mortgage for an aggregate amount equal to up to Four Million Dollars ($4,000,000), to provide for settlement costs with Plaintiffs in the Lawsuits; provided, however, that if the mortgagor is affiliated with any Borrower Parties, such mortgage shall be subordinated to any obligation to GTA-IB or any affiliate thereof; and

(b)                                 incur indebtedness solely in the ordinary course of Borrower’s business for purposes of operations at the Resort Property only so long as such indebtedness shall (i) not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate, (ii) shall be repayable within thirty (30) days of incurring the same, and (iii) not be secured by any of the Property or any of Borrower’s assets, other than as described in (a) above (provided, however, that if the mortgagor is affiliated with any Borrower Parties, such mortgage shall be subordinated to any obligation to GTA-IB or any affiliate thereof).

Notwithstanding anything to the contrary, Borrower shall not encumber the Property or any of Borrower’s assets with any mortgage, lien, pledge, security interest or any other device intended to create an interest in property as security, (i) except as otherwise provided in this Agreement, and (ii) except that Parcel F may be encumbered by a mortgage for the benefit of Borrower in connection with the sale of Parcel F to a third party in accordance with this Agreement.

7.9.                              Amendments.  From and after the Effective Date, none of Borrower, Guarantor, GH Management, Condo Owner, or their respective affiliates, shall amend, or agree to amend, any of the Equipment Leases, the Real Property Leases, the Contracts, the Plans and Specifications, the Warranties and Guaranties and the Insurance Policies, Permits, Parcel J and K Contracts, Pinellas County Contracts, except with the prior written consent of GTA-IB, and except that Borrower may (i) amend the Original Bayfair Agreement, or (ii) enter into an agreement for the sale of Parcel F in lieu of the Original Bayfair Agreement in accordance with the terms of this Agreement and Borrower shall provide written notice thereof to GTA-IB and its counsel as soon as reasonably practicable thereafter.  Furthermore, Borrower may terminate the Original Bayfair Agreement pursuant to the terms thereof at its sole discretion, provided that Borrower shall provide written notice thereof to GTA-IB and its counsel as soon as reasonably practicable thereafter.

7.10.                        Other Agreements. From and after the Effective Date, none of Borrower, Guarantor, GH Management or Condo Owner, or their respective affiliates, shall make or enter into any agreements, side letters or understandings, written or otherwise, that conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under this Agreement, the Defense and Escrow Agreement or the Operational Benefits Agreement.

7.11.                        Vested Rights. None of Borrower, Guarantor, GH Management and Condo Owner, or their affiliates, shall impair or in any way diminish the Vested Rights, including, without limitation, GTA-IB’s legal standing, if any, to enforce the Vested Rights without qualification or condition.  Notwithstanding the foregoing, it shall not be considered an impairment or diminishment of the Vested Rights under this Agreement if the following occur: (i) if there is a final, non-appealable, judicially imposed reduction of the Vested Rights; or (ii) if the number of residential units permitted to be developed in connection with Vested Rights is decreased by ten percent (10%) or less (i.e., if the 139 units permitted to be developed is decreased by 13 or fewer units).

7.12.                        Master Lease Agreement.  To the extent that, and at the time that, GTA-IB, Lender or any successor owner of the Property (a “Successor Property Owner”) derives a cash savings under the Rental Pool Agreement (i.e., a liquidated reduction in a liquidated financial obligation of GTA-IB) from the settlement or final adjudication of the Ball Claims and, to the extent that Successor Property Owner is not obligated to pay participants in the rental pool pursuant to the terms of that certain Innisbrook Rental Pool Master Lease Agreement effective as of January , 2002 (as amended from time to time) (including, without limitation, by that First Addendum effective January 1, 2002; that certain Second Addendum dated December 2001; and by those certain Annual Lease Agreements executed by certain lessors to adopt the benefits and burdens of the Innisbrook Rental Pool Master Lease Agreement for the relevant forthcoming year), then any amounts that the GTA Parties are otherwise entitled to under Article 5.2 of the Defense and Escrow Agreement shall be offset against the GTA Parties and allocated to Borrower by an amount which represents thirty percent (30%) of such cash savings (i.e., a liquidated reduction in a liquidated financial obligation of GTA-IB) as amended or adjusted and to the extent that it is actually realized.

7.13.                        Survival. The terms, covenants and obligations contained in this Article VII shall survive the Closing Date.

ARTICLE VIII

Parcel F

8.1.                              Sale of Parcel F.

(a)                                  GTA-IB acknowledges that Borrower desires that the real property known as Parcel F and described on Exhibit L hereto (“Parcel F”) be sold to a third party.  Parcel F is immediately adjacent to, and surrounded by, the Real Property.  Borrower shall manage and conduct the sale of Parcel F on behalf of Borrower and Lender and all deposits and proceeds from the sale of Parcel F shall be deposited with and/or remitted directly to Chicago Title Insurance Company (the “Escrow Agent”) and shall be held and disbursed by the Escrow Agent strictly in accordance with the Defense and Escrow Agreement.  Subject to the terms of this Agreement, including, without limitation, Sections 8.2(b) and 8.5, and the Defense and Escrow Agreement, Borrower shall have the right to enter into any agreement for the sale of Parcel F with any purchaser.  Borrower and GTA-IB agree that on the Closing Date, Borrower shall cause a memorandum of agreement between Borrower and GTA-IB in the form attached hereto as Exhibit K-1 (the “Parcel F Memorandum of Agreement”) to be recorded against Parcel F.

(b)                                 If at any time after the Effective Date, Borrower desires to sell Parcel F to a bona fide, unaffiliated, creditworthy third-party for a price less than Six Million Nine Hundred Thousand Dollars ($6,900,000) (an “Asset Sale”), Borrower (in, and only in, such case of a sale for a price less than Six Million Nine Hundred Thousand Dollars ($6,900,000)) shall have the right to consummate the sale thereof at that price provided Borrower shall first give to GTA written notice thereof (an “Offer Notice”), which Offer Notice shall set forth the cash price (the “ROFO Price”), Borrower would be willing to accept to consummate such sale.  The Offer Notice shall also set forth the following information with respect to the terms Borrower would be willing to accept to consummate such sale (the “Other Terms”):  (i) the anticipated closing date; (ii) the amount, if any, Borrower would be willing to finance (i.e., purchase money financing in the form of a promissory note secured by Parcel F); (iii) a form of deed which is substantially in the form which Borrower would provide with respect to such sale; and (iv) the terms regarding the obligation (as between Borrower and potential buyer) to pay the following closing costs:  title insurance stamp/transfer taxes.  Within sixty (60) days of receipt of an Offer Notice (the “Exercise Period”), GTA shall have the right to offer to purchase Parcel F at the ROFO Price and subject to the Other Terms (except as regards the closing date which is set forth in the Offer Notice only for informational purposes), by giving written notice of such election within the Exercise Period (the “ROFO Election”), which offer shall be irrevocable and accompanied by a non-refundable deposit equal to five percent (5%) of the ROFO Price, subject to Borrower’s performance.

(c)                                  If GTA does not timely make a ROFO Election, GTA shall be deemed to have elected not to purchase Parcel F.  If no timely ROFO Election is made by GTA, Borrower shall be free to initiate and consummate the Asset Sale within one hundred eighty (180) days after the expiration of the Exercise Period at a price determined by Borrower, but which price must in no event be less than ninety-five percent (95%) of the ROFO Price and, except as set forth herein, subject to the Other Terms.  The parties hereto agree that the amount of financing, if any, provided by Borrower as well as the terms regarding the obligation to pay the closing costs (title insurance and stamp/transfer taxes) may differ by five percent (5%) from that set forth in the Other Terms without any obligation of Borrower, or right of GTA, triggered by virtue of such deviations from the Other Terms.  Such Asset Sale shall be consummated within nine (9) months after the expiration of the Exercise Period.

(d)                                 If GTA has timely delivered a ROFO Election, Borrower shall accept such offer at the ROFO Price and subject to the Other Terms set forth in the Offer Notice.  Borrower and GTA shall consummate the ROFO Sale on an “as is” and “where is” basis, except for materially, but not necessarily exactly, the warranties, if any, contained in the form of deed which is part of the Other Terms, within ninety (90) days after the date of the ROFO Election.  If GTA has timely delivered a ROFO Election, but thereafter the sale contemplated thereby fails to close within a sixty (60) day period by reason of GTA’s sole default (and not any default by Borrower), then GTA shall be in material default under this provision hereof (and no others) and the five percent (5%) deposit shall be forfeited as Borrower’s sole remedy and as GTA’s sole liability.  In the event of GTA’s material default hereunder as aforesaid, which GTA has not substantially cured after written notice from Borrower and the passage of a cure period of not to exceed ten (10) business days, without limiting any of the rights of Borrower or GTA hereunder, at law or in equity, Borrower shall have the right to consummate the ROFO Sale described in the Offer Notice to non-affiliated third parties for a cash price determined by Borrower (without regard to the ROFO Price) and on such other terms and conditions as Borrower reasonably determines, and shall have a nine (9) month period to consummate such or any other ROFO Sale.

Further, GTA shall not thereafter be entitled to give a ROFO Election and Borrower shall have no further obligations whatsoever under this provision.

(e)                                  Promptly after the execution of a contract for an Asset Sale, Borrower shall deliver to GTA a true, correct and complete copy of the contract therefor (including all exhibits and schedules).

(f)                                    If an Asset Sale is not initiated or consummated within the nine (9) month period described above, the rights of GTA under this Section 8.1, provided it has not defaulted hereunder (and such default has not been cured), shall be fully restored and reinstated.

(g)                                 Subject to GTA’s rights set forth herein and otherwise, with respect to an Asset Sale, Borrower shall have the right to execute customary contracts, agreements or certifications to effectuate the consummation of the Asset Sale.

8.2.                              Execution of Certain Documents.

(a)                                  In order to permit the sale of Parcel F, Borrower, Lender and Innisbrook F, LLC (formerly known as Bayfair Innisbrook, L.L.C.), entered into that certain Parcel F development agreement, dated March 29, 2004 (the “Parcel F Development Agreement”), which, among other matters, (i) describes certain cross easement rights and obligations between the Innisbrook Real Property and Parcel F and the terms and conditions pursuant to which Innisbrook F, LLC, or a replacement buyer shall perform construction on Parcel F, and (ii) sets forth the covenants, conditions and restrictions describing the rights and relationships among lot owners and the to-be-formed association with respect to Parcel F.  Notwithstanding anything to the contrary, the Parcel F Development Agreement shall not be modified without the consent of Lender, subject to the provisions of Section 8.3.  Borrower shall provide Lender with a true, correct and complete list of all members (and the constituent members thereof) of Innisbrook F, LLC, as the same may change from time to time.

(b)                                 Notwithstanding anything to the contrary, but subject to Section 8.3, none of GTA-IB, Lender or their respective affiliates shall be obligated or required in any way to negotiate or enter into the Parcel F Development Agreement, or any similar agreement respecting Parcel F, if Borrower enters into an agreement for the purchase and sale of Parcel F and such agreement materially and adversely modifies the terms of the Original Bayfair Agreement in the sole discretion of GTA-IB or its affiliates. As used in this Section, “materially and adversely” shall mean, (i) any violation by Borrower of the provisions of Section 8.3; (ii) Borrower agrees to sell Parcel F to a purchaser other than one with a good business reputation in real estate development, reasonable experience in real estate development for the type of project being considered, and good credit; or (iii) in the event that any of GTA-IB or Lender’s rights are materially diminished or obligations materially increased.  Subject to the terms of the Original Bayfair Agreement, the parties hereto shall not object to Bayfair Properties, Inc. (to the extent it is controlled and majority owned by J. Michael Morris) or another entity controlled and majority owned by J. Michael Morris, as a purchaser of Parcel F, absent any materially and adversely changed circumstances.

8.3.                              Further Cooperation.  Subject to the provisions of this Agreement, including without limitation, Section 8.2 above, in addition to executing and/or causing Lender to execute the documents described in Section 8.2 above, as appropriate, from and after the Closing Date, GTA-IB shall, at Borrower’s sole cost and expense, reasonably take such actions (including execution of documents):

(a)                                  to cause any reasonable changes to the foregoing agreements that do not, when compared to the effect of the documents described in Section 8.2 have an adverse effect on the Property (including, without limitation, any cost to GTA-IB or contingent liabilities or future obligations of GTA-IB), the use and operation thereof and the related golf experience, including, without limitation, the health and safety matters affecting the golf course, golfers and contiguous property owner; the playability of the golf course; and the physical and visual quality of the golf experience, and are not inconsistent with any currently existing agreements or undertakings to current or future members of the Innisbrook Resort that may be requested by a future purchaser of Parcel F;

(b)                                 to assist Borrower at Borrower’s expense in its attempt to renew and obtain entitlements to permit the development of Parcel F by any potential buyer, provided that such entitlements do not:

(i)                                     have an adverse effect on the development contemplated in the documents described in Section 8.2 (when compared to the effect of the permissible terms of the agreements described in Section 8.2);

(ii)                                  adversely affect the Innisbrook Golf Courses (when compared to the permissible terms of the agreements described in Section 8.2); or

(iii)                               contradict the terms and provisions of (x) any and all agreements between Lender, Borrower and/or GTA-IB, including, without limitation, this Agreement, (y) all other existing agreements applicable to the Property, including, without limitation, existing undertakings to existing members, and/or (z) the terms of Section 7.11 hereof; and

(c)                                  revise the Parcel F Development Agreement to name a different purchaser of Parcel F, subject to the provisions of Section 8.2 above.

Nothing contained in this Agreement shall (i) affect any notice or consent rights of Lender pursuant to any of the Loan Documents, (ii) require Lender and/or GTA-IB to consent to any modification to the Parcel F Development Agreement which shall adversely affect or modify the nature, character, use or development of the Property, or (ii) adversely affect or modify the Vested Rights or alter the density rights at the Property.

8.4.                              Proceeds of Sale of Parcel F.  In consideration of GTA-IB’s entering into this Agreement and accepting the Conveyance Documents and cooperating with the sale of Parcel F as provided in this Article VIII, all amounts received from the sale of Parcel F, if any, shall be distributed to Borrower and Lender by the Escrow Agent as described in the Defense and Escrow Agreement.

8.5.                              Restated Bayfair Agreement.  Notwithstanding the provisions of Sections 8.1 and 8.2 above, Borrower shall use commercially reasonable efforts to enter into and to cause Bayfair Properties, Inc. to enter into an amended and restated version of the Original Bayfair Agreement with Bayfair, which agreement contains the same terms for the sale of Parcel F as the Original Bayfair Agreement (together with any amendments thereto) (the “Restated Bayfair Agreement”).

8.6.                              Survival.  The terms, covenants and obligations contained in this Article VIII shall survive the consummation of the transactions contemplated in this Agreement.

ARTICLE IX

Merger

9.1.                              Present Conveyance; No Merger.  Borrower and GTA-IB agree that the delivery of the Conveyance Documents in accordance with the terms hereof constitutes a present and absolute conveyance of the Property not subject to a condition subsequent (except as otherwise provided herein).  It is Borrower, GTA-IB and Lender’s intent that such delivery shall (a) constitute and be deemed a present conveyance, (b) not be construed as a security interest in or lien upon the Property, and (c) not be deemed to merge the interest of GTA-IB, as owner of the Property under the Deed, with the interest of Lender, as mortgagee under the Mortgage.  Borrower represents that it has sought the advice of counsel in connection with this transaction has explored various alternatives to the transactions contemplated hereby and determined that it is in its interest to enter into this transaction, and understands that by entering into this Agreement Borrower may be relinquishing certain rights or remedies it may otherwise have under the Loan Documents or under Florida law.

9.2.                              Mortgage Lien to Continue.  Notwithstanding the fact that GTA-IB, by virtue of recording the Deed, will obtain title to the Property, the Mortgage and all other applicable loan documents evidencing, relating to or securing the Loan shall remain liens against the Property, shall remain in full force and effect, and unmodified hereby, and no merger of the interests of GTA-IB, as owner under the Deed, and its affiliate, Lender, as mortgagee under the Mortgage, shall occur.  GTA-IB’s acceptance of the Conveyance Documents will not constitute a full or partial satisfaction or release of the obligations under the Loan Documents, which obligations shall survive as an encumbrance on the Property; provided, however, that Borrower and any existing guarantors of the Loan shall have no further liability with respect to all such obligations.  Lender does not waive any existing event of default under the Loan Documents and shall continue to have all of the rights and remedies to which it is entitled under the Loan Documents, subject to the terms of this Agreement.

9.3.                              Intentionally Deleted.

ARTICLE X

General

10.1.                        Notices.  All notices required hereunder shall be addressed to each party at the respective addresses set forth in the first paragraph hereof, and shall be in writing and delivered or mailed (by registered or certified mail, return receipt requested and postage prepaid), addressed to the respective parties as set forth below:

If to GTA-IB:

Golf Trust of America, L.P.

14 North Adger’s Wharf

Charleston, South Carolina  29401

Tel.:                         (803) 723-4653

Fax:                           (803) 723-0479

Attn:                    Mr. W. Bradley Blair, II

Copy to:

O’Melveny & Myers LLP

Embarcadero Center West

275 Battery Street, Suite 2600

San Francisco, California  94111

Attn:                    Peter T. Healy, Esq.

Tel.:                         (415) 984-8833

Fax:                           (415) 984-8701

If to Borrower:

Golf Host Resorts, Inc.

591 West Putnam Avenue

Greenwich, Connecticut  06830

Attn:                    Mr. Merrick R. Kleeman

Tel.:                         (203) 422-7710

Fax:                           (203) 422-7810

Copies to:

Dechert LLP

90 State House Square

Hartford, Connecticut  06103

Attn:                    John J. Gillies, Jr., Esq.

Tel.:                         (860) 524-3938

Fax:                           (860) 524-3930

and

Rinaldi, Finkelstein & Franklin

591 West Putnam Avenue

Greenwich, Connecticut  06830

Attn:                    Steven Finkelstein, Esq.

Tel.:                         (203) 422-7767

Fax:                           (203) 422-7867

10.2.                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and performed in such State and without regard to conflicts of law doctrines; provided, however, that any action or proceeding arising from or relating to this Agreement must be brought in the State of Delaware, and each party to this Agreement irrevocably submits to the jurisdiction and venue of any such court in any such action or proceeding.

10.3.                        Indemnity.

(a)                                  Borrower shall indemnify, defend and hold harmless the GTA Parties from and against any and all claims, demands, causes of action, losses, damages, liabilities, judgments, taxes (including, without limitation, all real property taxes and real property tax appeal consequences), costs and expenses (including attorneys’ fees and court costs, whether suit is instituted or not) and all Operational Benefits (as defined in the Operational Benefits Agreement), subject to the terms of the Operational Benefits Agreement (collectively, “Losses”), asserted against the GTA Parties, or any of them, by reason of or arising out of a breach of any provision or any representation, warranty, covenant or undertaking of Borrower and/or its affiliates contained in this Agreement, the Defense and Escrow Agreement or the Operational Benefits Agreement.

(b)                                 GTA-IB shall defend, indemnify and hold harmless Borrower from and against any and all Losses asserted against Borrower by reason of or arising out of a breach of any provision or any representation, warranty, covenant or undertaking of GTA-IB or Lender contained in this Agreement or the Defense and Escrow Agreement.

(c)                                  The indemnity obligations of each of Borrower, GTA-IB and Lender, and their respective affiliates, under this Agreement, the Parcel F Development Agreement, the Operational Benefits Agreement, the Joint Defense Agreement and the Defense and Escrow Agreement (including both Losses under this Section 10.3 and including the indemnity regarding the Lawsuits) shall be payable solely from such party’s respective share of Net Proceeds (defined in the Defense and Escrow Agreement) pursuant to Section 5.2(vii) (i.e., the “Seventh” level of the Net Proceeds waterfall). Furthermore Borrower’s indemnity obligations under this Agreement (except for its indemnity obligations respecting Losses arising from the Lawsuits) shall be limited to an amount which equals One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate (the “Indemnified Amount”).  The parties acknowledge that Borrower has paid certain property taxes in the amount of One Million Thirty Thousand Dollars ($1,030,000) and such payment shall reduce the Indemnified Amount correspondingly.  Subject to the Indemnified Amount limitation, the only indemnity obligation set forth in this Agreement which is not subject to the availability of Net Proceeds is the Indemnified Tax Amount described in Section 7.2(a) above.  Borrower hereby grants to GTA-IB a first-lien security interest in all funds payable to Borrower under the Defense and Escrow Agreement.  Borrower shall promptly perform any and all acts requested by GTA-IB from time to time to assure that GTA-IB may perfect such security interest.

(d)                                 This Section 10.3 shall terminate upon the termination of the Defense and Escrow Agreement.

10.4.                        No Personal Liability.  In no event, and notwithstanding anything contained herein or elsewhere, shall any of the respective past, present or future officers, directors, managers, partners, members, stockholders, employees, representatives, trustees, advisors, attorneys or other agents of each of Borrower, Guarantor, GH Management, Condo Owner, GTA-IB, Lender and the GTA Parent (or any of their respective affiliates) be personally liable under or in connection with this Agreement, the Defense and Escrow Agreement or the Operational Benefits Agreement whatsoever. Each of the parties to this Agreement, the Defense and Escrow Agreement or the Operational Benefits Agreement, and each of such parties’ respective successors and assigns does hereby waive any such personal liability or any right to make such a claim against any of the others.

10.5.                        Construction.  Borrower and GTA-IB acknowledge that each party and its counsel have reviewed and revised this Agreement, and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any document executed and delivered by either party in connection with the transactions contemplated by this Agreement.  The captions in this Agreement are for convenience or reference only and shall not be used to interpret this Agreement.

10.6.                        Terms Generally.  The defined terms in this Agreement shall apply equally to both the singular and the plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term “person” includes individuals, corporations, partnerships, trusts, other legal entities, organizations and associations, and any government or governmental agency or authority.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The words “approval,” “consent” and “notice” shall be deemed to be preceded by the word “written.”

10.7.                        Confidentiality.  For so long as no party is in default under the terms of this Agreement, the parties to this Agreement shall keep the existence of, and the terms and conditions of this Agreement and its exhibits, schedules and all attachments, strictly confidential, except as follows: (i) such disclosures as are necessary to consummate the transactions contemplated hereunder, including, without limitation, the recording of the Conveyance Documents; (ii) such internal disclosures, disclosures to attorneys, accountants, advisors and servicers, and disclosures to investors and rating agencies as are required by the respective parties’ operating policies and procedures and as may be required by the Securities and Exchange Commission; and (iii) such disclosures as are required by law, including pursuant to the service of judicial process.  The parties acknowledge and agree for the purposes of this

Section, that the terms and conditions of this Agreement and its exhibits, schedules and all attachments shall only be disclosed to Troon and/or its counsel, after GTA-IB publicly discloses in a filing with the Securities and Exchange Commission the Agreement and its exhibits, schedules and all attachments.  The parties also acknowledge and agree that this provision constitutes material consideration for the parties’ obligations hereunder, and the breach thereof may result in irreparable injury to a party, entitling such party to specific performance of the terms hereof.

10.8.                        Waivers.  No waiver of any provision of this Agreement or any breach of this Agreement shall be effective unless such waiver is in writing and signed by the waiving party, and any such waiver shall not be deemed a waiver of any other provision of this Agreement or any other or subsequent breach of this Agreement.

10.9.                        Remedies.  The parties hereto agree that money damages would not be an adequate remedy for any actual or threatened breach of this Agreement by a non-defaulting party and that each non-defaulting party shall be entitled as a non-exclusive remedy to equitable relief, including, without limitation, injunctions (temporary and permanent) and specific performance, as a remedy for any such breach and the defaulting party or parties hereby agree to waive any requirement for the securing or posting of any bond in connection with the non-defaulting parties’ pursuit of any of such remedies.  Such remedies shall not be deemed to be the exclusive remedies for a breach by a non-defaulting party of this Agreement (or any part thereof) but shall be in addition to all other rights and remedies otherwise available at law or equity to a non-defaulting party.  If, in the event of litigation relating to this Agreement among the parties, a court of competent jurisdiction determines in a final, non-appealable order that this Agreement has been breached by any party, then the breaching party or parties shall be liable for and pay to the non-breaching party or parties its costs and expenses (including, without limitation, the reasonable legal fees and expenses) incurred in connection with all such litigation.

10.10.                  Miscellaneous.  The Exhibits and Schedules attached to this Agreement are hereby made a part of this Agreement.  This Agreement shall benefit and bind Borrower and GTA-IB and their respective representatives, successors and assigns.  Time is of the essence of this Agreement.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same Agreement.  This Agreement may not be amended or modified except by a written instrument signed by Borrower and GTA-IB.  This Agreement, including the Exhibits hereto and the Releases described herein, constitute the entire and integrated agreement between Borrower and GTA-IB relating to the conveyance of the Property and supersedes all prior agreements, understandings, offers and negotiations, oral or written, with respect to the conveyance of the Property.

[Signatures commence on the following page]

IN WITNESS WHEREOF, the following parties have executed this Agreement as of the Effective Date.

“BORROWER”

GOLF HOST RESORTS, INC.,
a Colorado corporation

By:	/s/ Merrick Kleeman
Name: Merrick Kleeman
Title: President

“GUARANTOR”

GOLF HOSTS, INC.,
a Florida corporation

By:	/s/ Merrick Kleeman
Name: Merrick Kleeman
Title: President

“GH MANAGEMENT”

GOLF HOST MANAGEMENT, INC.,
a Delaware corporation

By:	/s/ Merrick Kleeman
Name: Merrick Kleeman
Title: President

“CONDO INC.”

GOLF HOST CONDOMINIUM, INC.,
a Delaware corporation

By:	/s/ Merrick Kleeman
Name: Merrick Kleeman
Title: President

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“CONDO LLC”

GOLF HOST CONDOMINIUM, LLC,
a Delaware limited liability company

By:	/s/ Merrick Kleeman
Name: Merrick Kleeman
Title: President

“GTA-IB”

GTA-IB LLC,
a Florida limited liability company

By:	/s/ W. Bradley Blair, II

	By:	/s/ W. Bradley Blair, II
Name: W. Bradley Blair, II
Title: President

“LENDER”

GOLF TRUST OF AMERICA, L.P.,
a Delaware limited partnership

By:	GTA GP, Inc., a Maryland corporation, its general partner

	By:	/s/ W. Bradley Blair, II
Name: W. Bradley Blair, II
Title: President

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